Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ACQUISITION PARENT 0423 INC.,

ACQUISITION SUB APRIL 2023 INC.

and

CHARAH SOLUTIONS, INC.

Dated as of April 16, 2023

Section 6.15	Stock Exchange Matters	51
Section 6.16	Takeover Statutes	51
Section 6.17	Preferred Stock Redemption	51

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1	Conditions to the Obligations of Each Party	52
Section 7.2	Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger	52
Section 7.3	Conditions to Obligation of the Company to Effect the Merger	53

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1	Termination	54
Section 8.2	Effect of Termination	56
Section 8.3	Termination Fees	56

ARTICLE IX

GENERAL PROVISIONS

Section 9.1	Non-Survival of Representations, Warranties and Agreements	58
Section 9.2	Notices	58
Section 9.3	Severability	59
Section 9.4	Assignment	60
Section 9.5	Entire Agreement	60
Section 9.6	No Third-Party Beneficiaries	60
Section 9.7	Amendment	60
Section 9.8	Extension; Waiver	60
Section 9.9	Expenses; Transfer Taxes	61
Section 9.10	Governing Law	61
Section 9.11	Failure of Delay Not Waiver; Remedies Cumulative	60
Section 9.12	Specific Performance	61
Section 9.13	Consent to Jurisdiction	62
Section 9.14	Counterparts	63
Section 9.15	WAIVER OF JURY TRIAL	63

Appendix I		I-1
Exhibit A		A-1
Exhibit B		B-1

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of April 16, 2023 (this “Agreement”), is made by and among Acquisition Parent 0423 Inc., a Delaware corporation (“Parent”), Acquisition Sub April 2023 Inc., a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Acquisition Sub”), and Charah Solutions, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth in this Agreement, Acquisition Sub shall merge with and into the Company (the “Merger”), with the Company continuing as the surviving corporation in the Merger, subject to, and pursuant to the terms of, the Delaware General Corporation Law (the “DGCL”).

WHEREAS, the board of directors of the Company has unanimously (a) approved this Agreement, the Merger and the other transactions contemplated hereby, (b) determined and declared that the Merger Agreement, the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its stockholders and, (c) subject to the terms of this Agreement, resolved to recommend the adoption of this Agreement by the Company’s stockholders;

WHEREAS, the board of directors of Acquisition Sub has unanimously (a) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (b) determined that the Merger and the other transactions contemplated hereby, taken together, are advisable and in the best interests of Acquisition Sub and its stockholder and (c) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder;

WHEREAS, concurrently with the execution of this Agreement, the holders of the Company Preferred Stock have entered into a letter agreement with Parent, substantially in the form attached hereto as Exhibit A (the “Letter Agreement”), pursuant to which such holders will, among other things, accept the offer of the redemption of the Company Preferred Stock (in order to effect a redemption of all of the Company Preferred Stock in accordance with Sections 7 or 8, as applicable, of the Company Certificates of Designation), with the acceptance of such redemption to be conditioned upon the consummation of the Merger (the “Company Preferred Redemption”);

WHEREAS, Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, Parent and Acquisition Sub have delivered to the Company limited guarantees (collectively, the “Guarantees”) of the Guarantors (as defined below), dated as of the date hereof, pursuant to which the Guarantors have guaranteed the obligations of Parent and Acquisition Sub; and

WHEREAS, each of Parent, Acquisition Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants and subject to the conditions herein contained, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1          Definitions. Defined terms used in this Agreement have the respective meanings ascribed to them by definition in this Agreement or in Appendix I. Terms defined in the text of this Agreement have such meaning throughout this Agreement, unless otherwise indicated in this Agreement, and all terms defined in this Agreement shall have the meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. Any capitalized terms used in any exhibits, annexes, appendices and schedules to this Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement.

Section 1.2          Interpretation; Construction.

(a)          The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(b)        Disclosure of any fact, circumstance or information in any section of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed to be disclosure of such fact, circumstance or information with respect to any other section of the Company Disclosure Letter or Parent Disclosure Letter, respectively, if it is reasonably apparent that such disclosure relates to any such other section. The inclusion of any item in the Company Disclosure Letter or Parent Disclosure Letter shall not be deemed to be an acknowledgment that the information is required to be disclosed or admission or evidence of materiality of such item, nor shall it establish any standard of materiality for any purpose whatsoever.

(c)        The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “party” will refer to the Parent, Company or Acquisition Sub, as the context requires, and the word “parties” will refer to the Parent, Company or Acquisition Sub, inclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” References to articles, sections, clauses, paragraphs, exhibits, annexes, appendices and schedules are to the articles, sections, clauses and paragraphs of, and exhibits, annexes, appendices and schedules to, this Agreement, unless otherwise specified, and the table of contents and headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The phrases “the date of this Agreement” and “the date hereof” and terms or phrases of similar import shall be deemed to refer to the date set forth in the Preamble. When used in reference to the Company or its Subsidiaries, the term “material” shall be measured against the Company and its Subsidiaries, taken as a whole. Whenever this Agreement requires Acquisition Sub to take any action, such requirement shall be deemed to include an undertaking by Parent to cause Acquisition Sub to take such action. Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). References to any Person include the successors and permitted assigns of that Person. All references to “dollars” or “$” refer to currency of the United States of America. All references to “U.S.” or the “United States” are to the United States of America, including its territories and possessions. Any accounting terms used, but not specifically defined, in this Agreement shall be construed in accordance with GAAP as applied by the Company in its latest audited financial statements prior to the date hereof. Any reference to “days” means calendar days unless Business Days are expressly specified. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. Unless otherwise specified, the words “made available to” or “delivered to” Parent or Acquisition Sub (or words of similar import) include the documents and information posted to the VDR at least two Business Days prior to the date of this Agreement.

ARTICLE II

THE MERGER

Section 2.1          The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, Acquisition Sub shall be merged with and into the Company, whereupon the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue under the name “Charah Solutions, Inc.” as the surviving corporation (the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

Section 2.2          The Closing. Subject to the provisions of Article VII, and unless this Agreement shall have been earlier terminated in accordance with Section 8.1, the closing of the Merger (the “Closing”) shall take place at 9:00 a.m. (New York time) on a date to be specified by the Company and Parent, but no later than the third Business Day after the satisfaction or, to the extent not prohibited by Law, waiver of all of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent not prohibited by Law, waiver of such conditions at the Closing), and the Closing shall take place remotely by the electronic exchange of documents, unless another time, date or place is agreed to in writing by the Company and Parent (such date being the “Closing Date”).

Section 2.3          Effective Time.

(a)       Concurrently with the Closing, each of the Company, Parent and Acquisition Sub shall cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be executed, acknowledged, delivered to and filed with the Office of the Secretary of State of the State of Delaware (the “Secretary”) as provided under the DGCL. The Merger shall become effective on the date and time at which the Certificate of Merger has been filed with the Secretary (such date and time of filing, or such later time as may be agreed to by Parent, Acquisition Sub and the Company and set forth in the Certificate of Merger, being hereinafter referred to as the “Effective Time”).

(b)         From and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL, this Agreement and the Certificate of Merger. Without limiting the generality of the foregoing, from and after the Effective Time, the Surviving Corporation shall possess all properties, rights, privileges, immunities, powers and franchises of the Company and Acquisition Sub, and all of the claims, obligations, liabilities, debts and duties of the Company and Acquisition Sub shall become the claims, obligations, liabilities, debts and duties of the Surviving Corporation.

Section 2.4        Certificate of Incorporation and Bylaws. Subject to compliance with Section 6.6, at the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be amended and restated to be identical to the certificate of incorporation and bylaws of Acquisition Sub (in the forms attached hereto as Exhibit B), until thereafter amended in accordance with the applicable provisions of the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL, except that (a) in each case, the name of the Surviving Corporation shall be Charah Solutions, Inc. and (b) the indemnity provisions shall be the same as those under the Company Charter and the Company Bylaws, respectively, in each case, as in effect immediately prior to the Effective Time.

Section 2.5        Board of Directors. The board of directors of the Surviving Corporation effective as of, and immediately following, the Effective Time shall consist of the members of the board of directors of Acquisition Sub immediately prior to the Effective Time, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until their respective successors shall have been duly elected, designated and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

Section 2.6          Officers. From and after the Effective Time, the officers of Acquisition Sub at the Effective Time shall be the officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

ARTICLE III

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 3.1          Effect on Securities.

(a)          Cancellation of Company Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any Company stockholder or any other Person, each share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock” and together with the Company Preferred Stock, the “Company Stock”) held by the Company or any Subsidiary of the Company (including shares held as treasury Stock) and not held on behalf of third parties or held, directly or indirectly, by Parent or Acquisition Sub or any of their wholly owned Subsidiaries, in each case, immediately prior to the Effective Time, shall automatically be cancelled and retired and shall cease to exist as issued or outstanding shares, and no consideration or payment shall be delivered in exchange therefor or in respect thereof.

(b)          Conversion of Company Common Stock; Redemption of Preferred Stock.

(i)          Except as otherwise provided in this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares cancelled pursuant to Section 3.1(a) and any Dissenting Shares) shall be converted into the right to receive $6.00 per share of Company Common Stock in cash, without interest (the “Common Per Share Merger Consideration”). At the Effective Time, each share of Company Common Stock to be converted into the right to receive the Common Per Share Merger Consideration as provided in this Section 3.1(b) shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of certificates (the “Certificates”) or book-entry evidence of shares (“Book-Entry Evidence”), which immediately prior to the Effective Time represented such shares of Company Common Stock, shall cease to have any rights with respect to such Company Common Stock other than the right to receive, upon surrender of such Certificates or Book-Entry Evidence in accordance with Section 3.2, the Common Per Share Merger Consideration without interest thereon.

(ii)          At the Effective Time, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time shall be purchased and redeemed by Parent pursuant to Section 8 of the Certificate of Designations of Series A Preferred Stock and the Letter Agreement for the Series A Redemption Price pursuant to the terms of the Series A Preferred Redemption Notice issues pursuant to Section 6.18.  At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time that is not purchased and redeemed by Parent shall be converted into the right to receive the Series A Redemption Price in cash, without interest.  At the Effective Time, each share of Series A Preferred Stock that is converted into the right to receive the Series A Redemption Price shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of Book-Entry Evidence of such shares, which immediately prior to the Effective Time represented such shares of Series A Preferred Stock, shall cease to have any rights with respect to such Series A Preferred Stock other than the right to receive, upon surrender of such Book-Entry Evidence in accordance with Section 3.2, the Series A Redemption Price without interest thereon.

(iii)          At the Effective Time, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time shall be purchased and redeemed by Parent pursuant to Section 7 of the Certificate of Designations of Series B Preferred Stock and the Letter Agreement for the Series B Redemption Price pursuant to the terms of the Series B Preferred Redemption Notice issues pursuant to Section 6.18. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interests in the Company or any other Person, each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time that is not purchased and redeemed by Parent shall be converted into the right to receive the Series B Redemption Price in cash, without interest. At the Effective Time, each share of Series B Preferred Stock that is converted into the right to receive the Series B Redemption Price shall no longer be issued or outstanding and shall automatically be cancelled and shall cease to exist, and the holders of Book-Entry Evidence of such shares, which immediately prior to the Effective Time represented such shares of Series B Preferred Stock, shall cease to have any rights with respect to such Series B Preferred Stock other than the right to receive, upon surrender of such Book-Entry Evidence in accordance with Section 3.2, the Series B Redemption Price without interest thereon.

(c)          Conversion of Acquisition Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Acquisition Sub, any holder of equity interest in the Company or any other Person, each share of common stock, $0.01 par value per share, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid, non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation and shall constitute the only issued or outstanding shares of capital stock of the Surviving Corporation as of immediately following the Effective Time.

(d)          Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding shares of Company Common Stock shall occur as a result of a reclassification, recapitalization, stock split (including a reverse stock split) or similar event, or combination, exchange or readjustment of shares, or any stock dividend with a record date during such period, the Common Per Share Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 3.1(d) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

Section 3.2          Payment for Securities; Exchange of Certificates.

(a)          Designation of Paying Agent; Deposit of Exchange Fund. No later than five days prior to the Effective Time, Parent shall, at its sole cost and expense, designate a reputable bank or trust company (the “Paying Agent”) that is organized and doing business under the laws of the United States, the identity and the terms of appointment of which to be reasonably acceptable to the Company, for the purposes of exchanging Certificates and Book-Entry Evidence for the Merger Consideration into which the number of shares of Company Stock previously represented by such Certificate or Book-Entry Evidence shall have been converted pursuant to this Agreement, and to act as paying agent for the payment of the Aggregate Merger Consideration, and shall enter into an agreement (the “Paying Agent Agreement”) relating to the Paying Agent’s responsibilities with respect thereto, in form and substance reasonably acceptable to the Company. Prior to the Effective Time, Parent shall deposit, or cause to be deposited with the Paying Agent, cash constituting an amount equal to the Aggregate Merger Consideration (such Aggregate Merger Consideration as deposited with the Paying Agent, the “Exchange Fund”).  In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 3.1(b), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payments in full. Parent shall cause the Exchange Fund to be (i) held for the benefit of the holders of Company Stock and (ii) applied promptly to making the payments pursuant to Section 3.1(b). The Exchange Fund shall not be used for any purpose other than to fund payments pursuant to Section 3.1(b), except as expressly provided for in this Agreement or agreed to by the parties.

(b)          Procedures for Exchange.

(i)          Certificates. As promptly as reasonably practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Certificate that immediately prior to the Effective Time represented outstanding shares of Company Stock (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent and which shall be in the form and have such other provisions as Parent and the Company may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for an amount equal to the Merger Consideration into which the number of shares of Company Stock previously represented by such Certificate shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify).

(ii)          Book-Entry Evidence. As promptly as reasonably practicable following the Effective Time and in any event not later than the second Business Day thereafter, Parent shall cause the Paying Agent to mail to each holder of record of a Book-Entry Evidence not held through American Stock Transfer & Trust Company, LLC (and to deliver to American Stock Transfer & Trust Company, LLC, in the case of holders of Book-Entry Evidence held through the American Stock Transfer & Trust Company, LLC) that immediately prior to the Effective Time represented outstanding shares of Company Stock (A) a letter of transmittal, which shall be in the form and have such other provisions as Parent and the Company may reasonably specify, and (B) instructions for returning such letter of transmittal in exchange for the right to receive an amount equal to the Merger Consideration into which the number of shares of Company Stock previously represented by such Book-Entry Evidence shall have been converted pursuant to this Agreement (which instructions shall be in the form and have such other provisions as Parent and the Company may reasonably specify). Notwithstanding anything to the contrary contained in this Agreement, (y) no holder of Book-Entry Evidence shall be required to deliver a Certificate and (z) no holders of Book-Entry Evidence held through American Stock Transfer & Trust Company, LLC shall be required to deliver an executed letter of transmittal to the Paying Agent to receive an amount equal to the Merger Consideration that such holder is entitled to receive pursuant to Section 3.1(b).

(c)        Timing of Exchange. Upon surrender of a Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence for cancellation to the Paying Agent, together with, in the case of Certificates and Book-Entry Evidence not held through American Stock Transfer & Trust Company, LLC, a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, or, in the case of Book-Entry Evidence held through American Stock Transfer & Trust Company, LLC, receipt of an “agent’s message” by the Paying Agent, and such other documents as may reasonably be required pursuant to such instructions, the holder of such Certificate or Book-Entry Evidence shall be entitled to receive in exchange therefor an amount equal to the Merger Consideration for each share of Company Stock formerly represented by such Certificate or Book-Entry Evidence upon the later to occur of (i) the Effective Time or (ii) the Paying Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), Book-Entry Evidence or “agent’s message,” and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence so surrendered shall be forthwith cancelled. The Paying Agent Agreement shall provide that the Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Evidence upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Evidence on the Merger Consideration payable upon the surrender of the Certificates or Book-Entry Evidence.

(d)        Transfers; No Further Ownership Rights. From and after the Effective Time, there shall be no registration of transfers on the stock transfer books of the Company of shares of Company Stock that were outstanding immediately prior to the Effective Time. If Certificates or Book-Entry Evidence are presented to the Surviving Corporation, Parent or Paying Agent for transfer following the Effective Time, they shall be cancelled against delivery of the applicable Merger Consideration as provided for in Section 3.1(b) for each share of Company Stock formerly represented by such Certificates or Book-Entry Evidence. Payment of the Merger Consideration in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificates or Book-Entry Evidence.

(e)          Payment of Merger Consideration to Other Person. If any portion of the Merger Consideration is to be paid to a Person other than the Person whose name is registered in the applicable surrendered Certificate (or affidavit of loss in lieu thereof) or Book-Entry Evidence, it shall be a condition to the payment thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Paying Agent any transfer or other similar Taxes required as a result of such payment to a Person other than the registered holder or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(f)        Lost Certificates. If any Certificate shall have been lost, stolen, defaced or destroyed, then upon the making of an affidavit, in form and substance reasonably acceptable to Parent and the Company, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable and customary amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, defaced or destroyed Certificate, an amount equal to the Merger Consideration to which the holder thereof is entitled pursuant to this Article III.]

(g)       Termination of Exchange Fund. Any portion of the Exchange Fund which remains unclaimed by or undistributed to the holders of the Certificates or Book-Entry Evidence for one year after the Effective Time shall be delivered to the Surviving Corporation, upon written demand, and any such holders prior to the Merger who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation as a general creditor thereof for payment of their claims for Merger Consideration (without any interest thereon) in respect thereof, subject to abandoned property, escheat or similar Law.

(h)          No Liability. None of Parent, Acquisition Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash held in the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)          Investment of Exchange Fund. The Paying Agent Agreement shall provide that the Paying Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided that (i) no such investment (including any losses thereon) shall relieve Parent or the Paying Agent from making the payments required by this Article III, and following any losses (or any diminishment of the Exchange Fund for any other reason below the level required to make prompt cash payment in full of the aggregate funds required to be paid pursuant to the terms hereof) Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of Company Stock in the amount of such losses, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.

(j)          Withholding. Notwithstanding anything to the contrary, each of Parent, Acquisition Sub, the Company, the Surviving Corporation and the Paying Agent, as applicable, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. To the extent that amounts are so withheld and paid over to or deposited with the relevant Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.3          Company Equity Awards.

(a)          Treatment of Company RSUs. At the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the total number of shares of Company Common Stock underlying such Company RSU (including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration, subject to Section 3.3(c).

(b)          Treatment of Company PSUs. At the Effective Time, each Company PSU that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, vest (if unvested) and be cancelled and converted into the right to receive an amount in cash, without interest, equal to the product of (i) the number of shares of Company Common Stock underlying such Company PSU (determined based on the target level of performance and including any shares of Company Common Stock in respect of dividend equivalent units credited thereon) multiplied by (ii) the Merger Consideration, subject to Section 3.3(c).

(c)          Delivery of Company Equity Award Consideration; Withholding; Section 409A. Parent shall cause the Surviving Corporation to pay through the payroll system of the Surviving Corporation (to the extent applicable) to each holder of a Company Equity Award the amounts due pursuant to this Section 3.3, less any required withholding Taxes and without interest, promptly after the Effective Time (but no later than the first payroll date that occurs more than two Business Days following the Effective Time). Notwithstanding anything herein to the contrary, with respect to any Company Equity Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code, such payment will be made at the earliest time permitted that will not trigger a Tax or penalty under Section 409A of the Code.

(d)          Further Actions.  All Company Equity Awards shall terminate as of the Effective Time, provided that such termination shall not impact the rights of any holder of a Company Equity Award to receive any amounts pursuant to Section 3.3(a), Section 3.3(b), and Section 3.3(c), and following the Effective Time, no holder of any Company Equity Awards will have any right to acquire any equity securities of the Company, the Surviving Corporation or any of their Subsidiaries as a result of such holder’s Company Equity Awards. Prior to the Effective Time, the Company shall take all actions that are reasonably necessary to effectuate the provisions of this Section 3.3.

Section 3.4          Dissenting Shares. Notwithstanding Section 3.1(b) or anything to the contrary contained in this Agreement, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, and held by a holder who is entitled to, and has properly exercised his, her or its demand for, appraisal rights under Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into or represent the right to receive an amount equal to the Merger Consideration to which the holder thereof is entitled pursuant to Article III, but the holders of such Dissenting Shares shall be entitled to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of Section 262 of the DGCL; provided, however, that if any such holder of Dissenting Shares fails to perfect or  effectively withdraws or waives or otherwise loses his or her right to appraisal and payment under Section 262 of the DGCL (whether occurring before, at or after the Effective Time) or a court of competent jurisdiction determines that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s shares of Company Common Stock shall thereupon be deemed to have been converted into, as of the Effective Time, the right to receive the Common Per Share Merger Consideration, without any interest thereon, and such shares shall not thereafter be deemed to be Dissenting Shares. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands prior to the Effective Time and the Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company Disclosure Letter (subject to Section 1.2(b)) or (ii) other than with respect to Section 4.1, Section 4.2, Section 4.3, or Section 4.4, as disclosed in the Company SEC Documents filed or furnished by the Company in the two years prior to the date of this Agreement (other than any disclosures set forth in any risk factor section (except to the extent such information under the heading “Risk Factors” consists of factual historical statements) or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), to the extent that it is reasonably apparent that the disclosure is relevant to a Section of this Article IV, the Company hereby represents and warrants to Parent as of the date hereof as follows:

Section 4.1        Organization and Qualification; Subsidiaries. Each of the Company and its Subsidiaries is a corporation, limited liability company or other entity duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of (a) the Company’s amended and restated certificate of incorporation (as amended, the “Company Charter”), Certificate of Designations of Series A Preferred Stock and Certificate of Designations of Series B Preferred Stock (in each case, as amended, and collectively, the “Company Certificates of Designations”) and amended and restated bylaws (as amended, the “Company Bylaws”) and (b) the certificate of incorporation and bylaws or other organizational or constitutive documents or governing instruments of each of the Subsidiaries of the Company, in each case as currently in effect. The Company is not in violation of any of the provisions of the Company Charter, Company Certificates of Designations, or the Company Bylaws and no Subsidiary of the Company is in violation of any of the provisions of its organizational or constitutive documents or governing instruments. Section 4.1 of the Company Disclosure Letter sets forth a complete and correct list of each Subsidiary of the Company and its jurisdiction of organization.

Section 4.2          Capitalization.

(a)          As of April 14, 2023, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock, (A) 3,402,624 of which were issued and outstanding, (B) 54,121 of which are reserved for issuance upon the vesting of outstanding Company RSUs and including any shares of Company Common Stock in respect of dividend equivalent units credited thereon, and (C) 23,700 of which are reserved for issuance of Company PSUs (assuming attainment of the target level of performance), and, in each case, including any shares of Company Common Stock in respect of dividend equivalent units credited thereon); and (ii) 50,000,000 shares of Company Preferred Stock, 26,000 of which were issued and outstanding, designated as Series A Preferred Stock, and 30,000 of which were issued and outstanding, designated as Series B Preferred Stock. All of the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been, and all shares of Company Common Stock that may be issued prior to the Effective Time when issued will be, duly authorized and validly issued and are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Certificates of Designation or any Contract to which the Company or any of its Subsidiaries is a party or otherwise bound. As of the date hereof, except as set forth above in this Section 4.2(a) or in Section 4.2(a) or Section 4.12(d) of the Company Disclosure Letter, there are no existing and outstanding (A) options, calls, warrants, subscriptions, Company Equity Awards or other rights, convertible securities, “phantom” stock rights, stock appreciation rights, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party obligating the Company or any of its Subsidiaries to issue, transfer, purchase, exchange or sell any shares of capital stock or other equity interests in the Company or securities convertible into or exchangeable for such shares or equity interests, (B) contractual obligations of the Company or any of its Subsidiaries to (1) repurchase, redeem or otherwise acquire any shares of Company Common Stock or capital stock of the Company or any of its Subsidiaries, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of Company Common Stock, or any capital stock, voting securities of, or any other equity interests in the Company or any of its Subsidiaries or (2) pursuant to which the Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act (C) voting trusts or similar agreements to which the Company is a party with respect to the voting or registration of any Company Common Stock, or any capital stock, voting securities of or any equity interests in the Company or any of its Subsidiaries, or (D) bonds, debentures, notes or other indebtedness having the right to vote (or convertible into, or exercisable or exchangeable for, securities having the right to vote) on any matters on which stockholders may vote in respect of the Company or any of its Subsidiaries are issued or outstanding.

(b)          All of the outstanding shares of capital stock or equivalent equity interests of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company or the relevant wholly owned Subsidiary and free and clear of all Liens except for restrictions imposed by applicable securities Laws, and all of such shares or equity interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

(c)          Except as set forth in Section 4.2(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries owns any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity, other than a Subsidiary of the Company.

Section 4.3          Authority Relative to Agreement.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Requisite Stockholder Approval, to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary corporate action by the Company, and except for the Requisite Stockholder Approval, no other corporate Action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by the other parties, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.

(b)       The board of directors of the Company has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders and (iii) resolved to make the Company Recommendation (provided that any change, modification or rescission of such recommendation by the board of directors of the Company in accordance with Section 6.5 shall not be a breach of the representation in clause (iii)).

Section 4.4          No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, including the Merger, subject to the Requisite Stockholder Approval, will (i) violate any provision of the Company Charter or Company Bylaws, (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 4.4(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Company Material Contract, Real Property Lease or Company Permit or (iv) result in the creation or imposition of any Lien, other than Permitted Liens, on any asset of the Company or any of its Subsidiaries other than, in the case of clauses (ii), (iii) and (iv) any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Company Material Adverse Effect.

(b)          No consent, approval, license, permit, Order or authorization (a “Consent”) of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) the filing with the SEC of the Proxy Statement in preliminary and definitive forms and the applicable requirements of and filings with the SEC under the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Company or any of its Subsidiaries is qualified to do business, (iii) applicable requirements under corporation or Blue Sky Laws of various states, (iv) filings with the New York Stock Exchange (the “NYSE”), (v) such other items required solely by reason of the participation of Parent or Acquisition Sub in the transactions contemplated hereby, (vi) consent from the FCC for the transfer of control of the FCC Licenses under the Communications Act of 1934 and (vii) such other Consents, registrations, declarations, filings or notices the failure of which to be obtained or made would not have a Company Material Adverse Effect.

Section 4.5          Permits; Compliance with Laws.

(a)       The Company and its Subsidiaries are in possession of all material licenses, permits, approvals, registrations, franchises, grants, easements, variances, exceptions, Consents and certificates necessary for the Company and its Subsidiaries to own, lease or operate their properties and assets and to carry on their business as it is now being conducted (the “Company Permits”), and all Company Permits are in full force and effect and no suspension or cancellation of any of the Company Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancellation of, any of the Company Permits would not have a Company Material Adverse Effect.

(b)       Since January 1, 2020, none of the Company or any of its Subsidiaries is in default or violation of any Law applicable to the Company or any of its Subsidiaries, except for any such defaults or violations that would not have a Company Material Adverse Effect. Except as has not had a Company Material Adverse Effect, since January 1, 2020, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any Law or any such Company Permit.

(c)        Except as would not have a Company Material Adverse Effect, to the Knowledge of the Company, the businesses of each of the Company and each of its Subsidiaries are being, and since January 1, 2020, have been, conducted in material compliance with the U.S. Foreign Corrupt Practices Act 1977 and other similar applicable anti-bribery laws, rules or regulations in other jurisdictions (together, the “Anti-Bribery Laws”). Except as would not have a Company Material Adverse Effect, there are no internal investigations or, to the Knowledge of the Company, prior or pending governmental or other regulatory investigations or proceedings, in each case, regarding any action or any allegation of any action described above in this Section 4.5(c). Without limiting the generality of the foregoing, the Company, its Subsidiaries and each of their respective officers, directors, employees, agents, distributors and other persons acting for or on behalf of the Company or any of its Subsidiaries have not, to the Knowledge of the Company, directly or indirectly taken any act in furtherance of any payment, gift, bribe, rebate, loan, payoff, kickback or any other transfer of value (or offer, promise or authorization thereof) to any Person, including any Governmental Authority, for the purpose of: (i) improperly influencing or inducing such Person to do or omit to do any act or to make any decision in an official capacity or in violation of a lawful duty; (ii) inducing such person to influence improperly his, her or its employer, public or private, or any Governmental Authority, to affect an act or decision of such employer or Governmental Authority, including to assist any person in obtaining or retaining business; or (iii) securing any improper advantage (including, for example, to obtain a Tax rate lower than allowed by applicable Law).

Section 4.6          Company SEC Documents; Financial Statements.

(a)        Since January 1, 2020, the Company has timely filed or furnished with the SEC all material forms, documents and reports required to be filed or furnished prior to the date hereof by it with the SEC (the “Company SEC Documents”). As of their respective dates, or, if amended or suspended, as of the date of the last such amendment or suspension, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended, as of the date of the last amendment) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as set forth on Section 4.6 of the Company Disclosure Letter, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE. None of the Company’s Subsidiaries is, or at any time since January 1, 2020, has been, required to file any forms, reports or other documents with the SEC. As of the date hereof, (i) there are no outstanding or unresolved comments in any comment letters of the staff of the SEC received by the Company relating to the Company SEC Documents and (ii) none of the Company SEC Documents is, to the Knowledge of the Company, the subject of ongoing SEC review.

(b)        The consolidated financial statements (including all related notes) of the Company included in the Company SEC Documents fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof, and its consolidated statements of operations and consolidated statements of cash flows for the respective periods then ended (subject, in the case of unaudited interim statements, to normal year-end audit adjustments, the absence of notes and any other adjustments described therein, including in any notes thereto) were prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with published rules and regulations of the SEC with respect thereto, were prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q, Form 8-K or any successor form or other rules under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

Section 4.7          Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company or any of its Subsidiaries expressly for inclusion or incorporation by reference in the proxy statement relating to the approval by the stockholders of the Company of this Agreement and, if applicable, any approvals related thereto (together with any amendments or supplements thereto, the “Proxy Statement”) will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with regard to statements made therein based on information supplied by or on behalf of Parent or Acquisition Sub (or any of their Affiliates) for inclusion therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

Section 4.8          Disclosure Controls and Procedures.

(a)          The Company has established and maintains “disclosure controls and procedures” and “internal control over financial reporting” (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 promulgated under the Exchange Act) as required by Rule 13a-15 promulgated under the Exchange Act. To the Knowledge of the Company, the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date hereof, to the Company’s auditors and the audit committee of the board of directors of the Company (and made summaries of such disclosures available to Parent): (i) any significant deficiencies and material weaknesses in the design or operation of its internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Each of the Company and its Subsidiaries has substantially addressed any such deficiency, material weakness or fraud.

(b)          Since January 1, 2020, (i) none of the Company or any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers, employees, auditors, accountants or Representatives has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company, its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by the Company, its Subsidiaries or any of their respective officers, directors, employees or agents to the board of directors of the Company or any committee thereof or to the chief executive officer or general counsel of the Company.

Section 4.9        Absence of Certain Changes or Events. From December 31, 2022, to the date of this Agreement, (i) except with respect to the process conducted by the Company to consider strategic alternatives, including the sale of the Company and the negotiation, execution and delivery of this Agreement, the businesses of the Company and its Subsidiaries have been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any adverse change, event, effect or circumstance that has had a Company Material Adverse Effect.

Section 4.10        No Undisclosed Liabilities. Except (a) as reflected, disclosed or reserved against in the Company’s financial statements (as amended or restated, as applicable) or the notes thereto included in the Company SEC Documents, (b) for liabilities or obligations incurred in the ordinary course of business since September 30, 2022, (c) for liabilities or obligations incurred in connection with this Agreement, the transactions contemplated hereby, (d) for liabilities or obligations that would not have a Company Material Adverse Effect, or (e) as set forth in Section 4.10 of the Company Disclosure Letter, as of the date hereof, the Company and its Subsidiaries do not have any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or in the notes thereto) of the Company.

Section 4.11         Litigation. Except as set forth in Section 4.11 of the Company Disclosure Letter, as of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, that would have a Company Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Authority involving, the Company or any of its Subsidiaries. As of the date hereof, there is no Action pending or, to the Knowledge of the Company, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 4.12          Employee Benefit Plans.

(a)          Section 4.12(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material Company Benefit Plan. The Company has made available to Parent a true and complete copy of the current plan document for each material Company Benefit Plan (or a written description of any unwritten Company Benefit Plan) and all amendments thereto and a true and complete copy of the following items (in each case, only if applicable) with respect to such material Company Benefit Plans: (i) the current summary plan description and any summary of material modifications thereto, (ii) the most recently filed annual report on IRS Form 5500, (iii) the most recently received IRS determination letter or IRS opinion letter, (iv) the current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under each Company Benefit Plan; and (v) any material correspondence outside the ordinary course of business relating to any such Company Benefit Plan between the Company, its Subsidiaries or their Representatives and any government agency or regulatory body within three years of the date hereof.

(b)        Except as would not have a Company Material Adverse Effect, (i) each of the Company Benefit Plans has been maintained, operated and administered in accordance with its terms and in compliance with applicable Laws, (ii) no proceeding (other than routine claims for benefits) is pending against or, to the Knowledge of the Company, is threatened against any Company Benefit Plan before any court or arbitrator or any Governmental Authority, (iii) payments required to have been paid by the Company or any of its Subsidiaries pursuant to the terms of a Company Benefit Plan or by applicable Law (including, all contributions and insurance premiums) have been paid by the Company or its Subsidiaries in accordance with the provisions of such Company Benefit Plan or applicable Law, (iv) no non-exempt “prohibited transaction,” within the meaning of Section 4975 of the Code and Section 406 of ERISA, has occurred or is reasonably expected to occur with respect to a Company Benefit Plan and (v) there have been no breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Company Benefit Plans that could reasonably be likely to result in any liability or excise Tax under ERISA or the Code being imposed on the Company.

(c)        (i) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and each such Company Benefit Plan has either received a favorable determination letter from the IRS with respect to each such Company Benefit Plan as to its qualified status under the Code, or with respect to a prototype Company Benefit Plan, the prototype sponsor has received a favorable IRS opinion letter, or the Company Benefit Plan or prototype sponsor has remaining a period of time under applicable Code regulations or pronouncements of the IRS in which to apply for such a letter and make any amendments necessary to obtain a favorable determination or opinion as to the qualified status of each such Company Benefit Plan, and (ii) no event has occurred since the most recent determination or opinion letter that would reasonably be expected to result in the IRS revoking the qualification of such Company Benefit Plan.

(d)          Section 4.12(d)(i) of the Company Disclosure Letter includes a complete and accurate list of all Company Equity Awards under the Company Equity Plan that are outstanding as of the date hereof and includes the following information with respect to each outstanding Company Equity Award: (i) the grantee, (ii) the number of shares subject to such Company Equity Award, (iii) the type of Company Equity Award, and (iv) the vesting schedule applicable to such Company Equity Award. Except as set forth on Section 4.12(d)(ii) of the Company Disclosure Letter, each outstanding Company Equity Award was granted pursuant to the forms of award agreement under the Company Equity Plan provided to Parent and disclosed as Company Benefit Plans on Section 4.12(a) of the Company Disclosure Letter.

(e)         Except as set forth on Section 4.12(e) of the Company Disclosure Letter, neither the Company nor any member of its Controlled Group currently sponsors, maintains, administers or contributes to, or has any liability in respect of (or has in the past six years sponsored, maintained, administered, contributed to, or had any liability in respect of), (i) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, or (iii) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. Except as set forth in Section 4.11(e)(iv) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is bound by any contract or has any liability or obligation described in Section 4204 of ERISA.

(f)          Section 4.12(f) of the Company Disclosure Letter sets forth each Multiemployer Plan. With respect to each Multiemployer Plan, (i) neither the Company nor any member of its Controlled Group has incurred any withdrawal liability within the meaning of Title IV of ERISA on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any Multiemployer Plan for which there is any outstanding liability to the Company or any member of its Controlled Group, and (ii) to the Knowledge of the Company, no Multiemployer Plan has been terminated, has undergone or is expected to undergo a mass withdrawal, or has been, or is expected to become, insolvent (within the meaning of Section 4245 of ERISA) or in “endangered,” “critical,” or “critical and declining” status (within the meaning of Section 432 of the Code or Section 305 of ERISA) so as to result directly or indirectly in any increase in contributions or other liability to the Company or any of its Subsidiaries in relation to which there is any outstanding liability to the Company or any member of its Controlled Group. All contributions (including installments) required to be made by the Company or any of its Subsidiaries to any Multiemployer Plan have been timely made, except as could not reasonably be expected to result in any material liabilities. With respect to any Multiemployer Plan that has requested and received approval from the PBGC with respect to any special withdrawal liability rules, to the Knowledge of the Company no conditions or pending acts or omissions exist which would be expected to result in the loss, revocation, denial or failure to meet the requirements of such special withdrawal liability rules.

(g)          Neither the execution or delivery of this Agreement nor the consummation of the Merger will (i) except as expressly provided in this Agreement, entitle any employee of the Company or any of its Subsidiaries to any material payment of compensation, (ii) increase the amount or value of any benefit or compensation or other obligation payable or required to be provided to any such employee, (iii) except as expressly provided in this Agreement, accelerate the time of payment or vesting of amounts due any such employee or accelerate the time of any funding (whether to a trust or otherwise) of compensation or benefits in respect of any of the Company Benefit Plans or (iv) result in any payments or benefits under any agreement with the Company or any of its Subsidiaries that, individually or in combination with any other payment or benefit, could constitute the payment of any “excess parachute payment” to a “disqualified individual” within the meaning of Section 280G of the Code (and the regulations thereunder).

(h)          No Company Benefit Plan is funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Company Benefit Plan are provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i)          None of the Company or its Subsidiaries has any obligations for post-employment health or welfare benefits, including, death, health or life insurance benefits under any Company Benefit Plan (other than (i) for continuation coverage required to be provided pursuant to Section 4980B of the Code or other applicable Law, or (ii) death or retirement benefits under any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code).

Section 4.13          Labor & Employment Matters.

(a)          The Company has made available to Parent a list of all officers, directors, managers and employees of the Company and its Subsidiaries as of the date of this Agreement, which list sets forth in respect of each such individual, as applicable, each employee’s date of hire, status as hourly or salaried employee, work location, and the rate of all regular compensation payable to each such Person in any and all capacities and any regular compensation that will be payable to each such Person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation.

(b)          Except as set forth in Section 4.13(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is now or has, within the past three years been,  a party to or bound by any collective bargaining agreement. The Company has made available to Parent accurate and complete copies of each collective bargaining agreement. The execution and delivery of this Agreement, shareholder or other approval of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not entitle any third party (including any labor organization or Governmental Authority) to any material payments under any of the collective bargaining agreements, and, the Company and its Subsidiaries are in compliance in all material respects with any notification or bargaining obligations arising under any collective bargaining agreements. There are no labor-related strikes, concerted walkouts or concerted work stoppages pending or, to the Knowledge of the Company, threatened in writing. To the Knowledge of the Company, there is no pending organizing campaign, nor, in the last five years, has any such effort commenced, and no labor union has made a pending written demand for recognition or certification, in each case, with respect to any employees of the Company or any of its Subsidiaries for the past three years.

(c)          There are no, and there have not been since January 1, 2020, any actual or, to the Company’s Knowledge, threatened (A) strikes, lockouts, slowdowns, other work stoppages or job actions, picketing, unfair labor practices or other labor disputes, (B)  unfair labor practice charge against the Company or any of its Subsidiaries before the National Labor Relations Board or any comparable labor relations authority, and (C) arbitrations or grievances, charges, complaints, audits or investigations by or before any Governmental Authority with respect to any current or former employees of, or other service providers to, the Company or any of its Subsidiaries.

(d)          Since January 1, 2020, each of the Company and its Subsidiaries has been in compliance in all material respects with its collective bargaining agreements and all applicable Laws respecting labor and employment matters, including fair employment practices (including equal employment opportunity laws), employment discrimination, sexual harassment, disability rights, terms and conditions of employment, labor relations, workers’ compensation and unemployment insurance, leaves of absence, occupational safety and health, affirmative action, employee privacy, classification as (A) exempt from overtime or (B) a contractor, plant closings, overtime pay, pay equity, mass layoffs, family and medical leave, unions, immigration and wages and hours.

(e)          There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries in any forum by or on behalf of any present or former employee, or present or former contractor, of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other alleged discriminatory, wrongful or tortious conduct on the part of the Company or any of its Subsidiaries in connection with the employment or other service-provider relationship, and there have not been any such proceedings since January 1, 2020.

(f)        The Company and its Subsidiaries have not implemented any plant closings or layoffs of employees that could implicate the Worker Adjustment and Retraining Notification Act or similar state Laws within the past six months.

(g)         To the Knowledge of the Company, as of the date of this Agreement, no officer, director or other management-level employee of the Company or any of its Subsidiaries is the subject of a pending allegation of workplace sexual harassment or assault, nor is any officer, director or other management-level employee of the Company or any of its Subsidiaries currently accused of engaging in workplace sexual harassment or assault.

Section 4.14         Intellectual Property Rights.

(a)          Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries own, or have the right to use in the manner currently used, all Intellectual Property Rights that are material to the business of the Company and its Subsidiaries as currently conducted. Except as would not have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received, since January 1, 2020, any written charge, complaint, claim, demand or notice challenging the validity of any Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries (the “Company Intellectual Property Rights”). Except as would not have a Company Material Adverse Effect, the Company or its Subsidiaries exclusively own, free and clear of all Liens (other than Permitted Liens), all Company Intellectual Property Rights. Except as would not have a Company Material Adverse Effect, the Company Intellectual Property Rights are not subject to any exclusive license or exclusive right granted to any Person.

(b)       To the Knowledge of the Company, the conduct of the business of the Company and its Subsidiaries has not since January 1, 2020, infringed upon, misappropriated or otherwise violated any Intellectual Property Rights of any other Person, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries has received since January 1, 2020, any written charge, complaint, claim, demand or notice alleging any such infringement, misappropriation or other violation by the Company or any of its Subsidiaries that has not been settled or otherwise fully resolved, except for any such infringement, misappropriation or other violation that would not have a Company Material Adverse Effect. To the Knowledge of the Company, since January 1, 2020, no other Person has infringed, misappropriated or otherwise violated any Company Intellectual Property Rights, except for any such infringement, misappropriation or other violation as would not have a Company Material Adverse Effect. This Section 4.14(b) constitutes the only representation and warranty of the Company with respect to any actual or alleged infringement, misappropriation or other violation of any Intellectual Property Rights of any other Person.

(c)        Except as would not have a Company Material Adverse Effect, the Company Intellectual Property Rights collectively constitute all of the Intellectual Property Rights used, held for use or otherwise necessary for the Surviving Corporation to continue the operations of the Company and its Subsidiaries as presently conducted and as proposed to be conducted.

(d)          Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries takes and has taken at all times reasonable steps to protect its rights in its confidential information and trade secrets, and any trade secrets or confidential information of third parties provided to them under an obligation of confidentiality. Except as would not have a Company Material Adverse Effect, and to the Knowledge of the Company, no current or former employee, consultant or independent contractor of the Company and its Subsidiaries have either misappropriated or disclosed without authorization any such confidential information or trade secrets.

(e)         Except as would not have a Company Material Adverse Effect, (i) the Company and its Subsidiaries have implemented, maintained and monitored reasonable measures with respect to technical, administrative and physical safeguards to preserve and protect the confidentiality, availability, security and integrity of the Company IT Assets, (ii) the Company and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance and recovery procedures and (iii) to the Knowledge of the Company, the Company IT Assets are free of Malicious Code.

(f)        Except as would not have a Company Material Adverse Effect, since January 1, 2020, (i) there have been no claims pending or, to the Knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any Privacy Obligations (including related to any fines or other sanctions), (ii) neither the Company nor any of its Subsidiaries has notified or been required to notify any Person of any information or data security breaches or other incidents, (iii) to the Knowledge of the Company, there has been no unauthorized access, unauthorized acquisition or disclosure, or any loss or theft of Personal Data that was in the possession or control of the Company, its Subsidiaries or third Persons acting on their behalf and (iv) the Company and its Subsidiaries have complied, and are in compliance, with all Privacy Obligations.

Section 4.15         Taxes.

(a)         Each of the Company and all of its Subsidiaries has duly and timely filed, or caused to be duly and timely filed, all income and other material Tax Returns that it was required to file (taking into account any validly obtained extensions) and all such Tax Returns were true, correct and complete in all material respects and prepared in material compliance with all applicable Tax Laws. All material Taxes required to be paid by the Company or any of its Subsidiaries have been duly and timely paid. Since September 30, 2022, neither the Company nor any of its Subsidiaries has incurred any liability for a material amount of Taxes outside the ordinary course of business.

(b)         There are no material Liens for Taxes (other than Permitted Liens described in clause (a) of the definition thereof) upon any assets of the Company or any of its Subsidiaries.

(c)          The Company and each of its Subsidiaries has deducted, withheld or collected and remitted to a Governmental Authority all material amounts of Taxes required to have been deducted, withheld or collected and remitted in connection with amounts paid or owing to any employee, independent contractor, stockholder or other equity holder, creditor or any other person and has each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

(d)          There is no ongoing or pending audit, examination, dispute, claim or other Action concerning any material amount of Taxes or any material Tax Return of the Company or any of its Subsidiaries, and no such action has been threatened, claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved. No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction or any Governmental Authority thereof.

(e)          Neither the Company nor any of its Subsidiaries has waived any statutes of limitations in respect of any Taxes, which waiver remains in effect, or agreed to any extension of time with respect to any material Tax assessment or deficiency, which assessment or deficiency has not been paid.

(f)          None of the Company nor any of its Subsidiaries has been included in any “consolidated,” “unitary,” “combined” or other similar Tax Return (other than Tax Returns for which the Company is the common parent) provided for under the Laws of the United States, any non-U.S. jurisdiction or any state or locality with respect to Taxes for any taxable year, and neither the Company nor any of its Subsidiaries has any obligation or liability for any Tax of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non U.S. Tax Law), as transferee or successor or otherwise.

(g)        None of the Company nor any of its Subsidiaries is a party to or bound by any (i) Tax allocation, Tax sharing, Tax indemnity or other similar Contract, agreement or arrangement (other than any such agreements or arrangements pursuant to customary commercial contracts the primary purposes of which do not relate to Taxes) or (ii) Tax abatement, Tax incentive, Tax reduction, payment in lieu of Taxes or other similar Contract, agreement or arrangement with a Governmental Authority relating to Taxes. Neither the Company nor any of its Subsidiaries has received or applied for any Tax ruling or entered into a “closing agreement” pursuant to Code Section 7121 (or any similar or analogous provision of state, local or non-U.S. Tax Law) that would be binding upon the Company or any of its Subsidiaries after the Closing Date.

(h)          Neither the Company nor any of its Subsidiaries has engaged in any “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b)(2) in any tax year for which the statute of limitations has not expired.

(i)          Section 4.15(i) of the Company Disclosure Letter sets forth the U.S. federal income Tax classification of each Company Subsidiary. Except as otherwise set forth on Section 4.15(i) of the Company Disclosure Letter, no IRS Form 8832 or other entity classification elections have been made by or on behalf of any Company Subsidiary.

(j)          Neither the Company nor any of its Subsidiaries (i) has made an election under Section 965(h) of the Code, or (ii) has had a permanent establishment (within the meaning of an applicable Tax treaty) or office or fixed place of business in a country other than the country in which it is organized.

(k)          Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in, or use of an improper, method of accounting for a taxable period ending on or prior to the Closing Date, including under Code Section 481 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or non-U.S. Tax Law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) advanced payments or prepaid amounts received on or prior to the Closing Date, including as a result of any election or deferral method permitted under Code Section 451 or Revenue Procedure 2004-34, or (vi) election under Code Section 108(i).

Section 4.16         Material Contracts.

(a)          Section 4.16(a) of the Company Disclosure Letter sets forth a list, as of the date hereof, of each Company Material Contract. For purposes of this Agreement, “Company Material Contract” means any Contract (other than any Company SEC Documents, Company Benefit Plan, Real Property Lease or any Contract solely between or among the Company or any of its Subsidiaries) to which the Company or any of its Subsidiaries is a party or their respective properties or assets are bound, except for this Agreement, that:

(i)          would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(ii)         is a joint venture, alliance or partnership agreement in which the Company owns, directly or indirectly, any voting or economic interest of 10% or more, other than with respect to any wholly owned Subsidiary of the Company;

(iii)         is a Contract relating to indebtedness for borrowed money (other than those related to trade payables arising in the ordinary course of business);

(iv)        is an acquisition agreement, asset purchase agreement, stock purchase agreement or other similar agreement (other than agreements to purchase or acquire inventory in the ordinary course of business) which has not yet been consummated or terminated or pursuant to which the Company or any of its Subsidiaries has any material continuing “earn-out” or other contingent payment obligations;

(v)         containing any standstill or similar provision remaining in effect pursuant to which the Company or any Subsidiary of the Company has agreed not to acquire securities or material assets of another Person;

(vi)       is an agreement entered into outside the ordinary course of business that involves future expenditures or receipts by the Company or any of its Subsidiaries of more than $250,000 in any one-year period that cannot be terminated on less than 90 days’ notice without material payment or penalty;

(vii)       except as would not be material to the Company and its Subsidiaries, taken as a whole, is an agreement that prohibits the Company or any of its Subsidiaries from engaging or competing in any material line of business, in any geographical location or with any Person;

(viii)       except as would not be material to the Company and its Subsidiaries, taken as a whole, is an agreement that (A) grants “most favored nation” status or is a “requirements” Contract, (B) provides for the purchase of goods or services exclusively from any third party, (C) limits in any material respect either the type of business in which the Company or its Subsidiaries may engage or the manner or locations in which any of them may so engage in any business or (D) would require the disposition of any material assets or line of business of the Company or its Subsidiaries;

(ix)        that grants (A) rights of first refusal, rights of first negotiation or similar pre-emptive rights, or (B) puts, calls or similar rights, to any Person (other than the Company or a wholly owned Subsidiary of the Company) with respect to any asset that is material to the Company or any of its Subsidiaries;

(x)         is an agreement pursuant to which the Company or any of its Subsidiaries is granted or grants a right to use material Intellectual Property Rights (other than Contracts (A) in which grants of Intellectual Property Rights are incidental to such Contracts, (B) granting non-exclusive rights according to the Company’s standard terms and/or (C) granting rights to use commercially available hardware or software including pursuant to shrink wrap, click through or other standard licensing terms);

(xi)        is an agreement with any (A) executive officer, director or beneficial owner of the Company or (B) affiliates or “associates” (or members of any of their “immediate family”) (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of any such executive officer, director or beneficial owner;

(xii)        that was entered into to settle any material litigation and which imposes material ongoing obligations on the Company or any of its Subsidiaries;

(xiii)     to which the Company or any of its Subsidiaries is a party, or by which any of them are bound, the ultimate contracting party of which is a Governmental Authority (including any subcontract with a prime contractor or other subcontractor who is a party to any such contract);

(xiv)     is an agreement for the purchase, exchange or sale of coal, coal ash, fly ash or any byproduct thereof entered into with a Company Material Customer; or

(xv)        is an agreement for the transportation or storage of coal, coal ash, fly ash or any byproduct thereof entered into with a Company Material Customer.

(b)          Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. As of the date hereof, to the Knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, except such as would not have a Company Material Adverse Effect; provided that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights and remedies generally. The Company has made available to Parent true, complete and correct copies of all written Company Material Contracts and complete descriptions of the material terms of all nonwritten Company Material Contracts.

Section 4.17        Real and Personal Property.

(a)        All of the real property owned by the Company or a Subsidiary of the Company is  set forth on Section 4.17(a) of the Company Disclosure Letter (the “Owned Real Property”). All real property leased, subleased, or licensed from a third party or otherwise occupied (whether as a tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”) is disclosed in Section 4.17(a) of the Company Disclosure Letter.

(b)        Except as would not have a Company Material Adverse Effect, the Company or one of its Subsidiaries has indefeasible fee simple title to each parcel of Owned Real Property and a valid leasehold, subleasehold or license interest in each parcel of Leased Real Property, in each case, free and clear of all Liens, except Permitted Liens.

(c)         As of the date hereof, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written communication from, or given any written communication to, any other party to a lease for the Leased Real Property to which the Company or a Subsidiary is a party (each, a “Real Property Lease”) alleging that the Company or any of its Subsidiaries or such other party, as the case may be, is in default under a Real Property Lease. True, correct and complete copies of each Real Property Lease have been provided in the VDR, and each Real Property Lease is in full force and effect.

(d)         To the Knowledge of the Company, none of the Owned Real Property or Leased Real Property is in violation of any Laws of any Governmental Authority, and neither the Company nor any Subsidiary has received written notice of any such violation.

(e)         There are no pending condemnation proceedings affecting the Owned Real Property or, to the Knowledge of the Company, any of the Leased Real Property, and to the Knowledge of the Company, neither the Company nor any Subsidiary of the Company has received written notice of any threatened or contemplated condemnation proceeding affecting the Owned Real Property or Leased Real Property.

(f)         All material tangible assets (including Owned Real Property and Leased Real Property) of the Company and its Subsidiaries are, in the aggregate (and with due consideration for reasonable wear and tear and the age of each specific tangible asset), in sufficient operating condition and repair, except as would not, have a Company Material Adverse Effect.

Section 4.18         Environmental Matters.

(a)      The Company is, and since January 1, 2020, has been, in compliance with all applicable Environmental Laws, including any permits required under Environmental Laws for the operation of its business as currently conducted, except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect.

(b)        Since January 1, 2020, the Company has not received any unresolved written notice of violation of Environmental Laws, except for any such violations that would not have a Company Material Adverse Effect.

(c)         Neither the Company nor any of  its Subsidiaries has received any written notice from any Governmental Authority or other Person that the Company or any Subsidiary thereof is subject to any pending claim based upon any provision of any Environmental Law, which claim, if adversely resolved, would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)        The Company has not Released any Hazardous Materials at any Owned Real Property or any Leased Real Property, except as would not, individually or in the aggregate, reasonably be expected to be a Company Material Adverse Effect.

Section 4.19        Vote Required. The adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Company Common Stock and Company Preferred Stock, voting as a single class, on the record date for the Stockholders’ Meeting present in person or represented by proxy at the Stockholders’ Meeting and entitled to vote thereon (the “Requisite Stockholder Approval”) is the only approval of holders of securities of the Company that is required in connection with the consummation of any of the transactions contemplated hereby, including the Merger.

Section 4.20        Brokers. Except for those Persons set forth in Section 4.20 of the Company Disclosure Letter and Houlihan Lokey, Inc., no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 4.21         Opinion of Financial Advisor. The board of directors of the Company has received the opinion, dated as of the date hereof, of Houlihan Lokey, Inc. that, as of the date hereof and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Stock. A copy of such opinion shall be delivered to Parent as soon as practicable for information purposes only.

Section 4.22        Insurance. Section 4.22 of the Company Disclosure Letter contains a list of the material insurance policies maintained by the Company in effect as of the date of this Agreement. The Company has made available to Parent true, complete and correct copies of the insurance policies. To the Knowledge of the Company, except as would not have a Company Material Adverse Effect, as of the date of this Agreement, (a) each such insurance policy is in full force and effect and all premiums due thereon have been paid in full and (b) the Company has not received a written notice of cancellation from the insurer(s) of any such insurance policy. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. The Company has not received notice of and, to the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.

Section 4.23         Customers and Suppliers. From January 1, 2020, through the date hereof, no Company Material Customer or Company Material Supplier has terminated, materially curtailed or, to the Knowledge of the Company, notified the Company or any of its Subsidiaries in writing (or, to the Knowledge of the Company, otherwise notified the Company or any of its Subsidiaries) that it intends to terminate or materially curtail any business relationship with the Company and its Subsidiaries. For purposes of this Agreement, “Company Material Customers” means the Company’s 10 largest customers for the fiscal years ended December 31, 2022, and December 31, 2021, in each case as measured by gross revenue, and “Company Material Suppliers” means the Company’s 10 largest suppliers for the fiscal years ended December 31, 2021, and December 31, 2021, in each case as measured by gross expenditures.

Section 4.24        Takeover Statutes. The board of directors of the Company has taken such actions as are necessary to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other takeover or anti-takeover statute or similar federal or state Law inapplicable to this Agreement, the Merger or any other transactions contemplated by this Agreement. The Company has no rights plan, “poison-pill” or other comparable agreement or arrangement designed to have the effect of delaying, deterring or discouraging any Person from acquiring control of the Company, and the board of directors of the Company has not adopted or approved or authorized the adoption or approval of such a plan.

Section 4.25       No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, neither the Company nor any other Person on behalf of the Company makes, or has made (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company, any of the Company’s Subsidiaries or any other Person except for those expressly set forth in this Article IV. None of the Company, any of the Company’s Subsidiaries or any other Person makes (and the Company, on behalf of itself, each of the Company’s Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) any express or implied representation or warranty (including as to completeness or accuracy) to Parent or Acquisition Sub with respect to, and none of the Company, the Company’s Subsidiaries or any other Person shall be subject to, any liability to Parent, Acquisition Sub or any other Person resulting from, the Company, the Company’s Subsidiaries or their respective Representatives providing or making available to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent or its Representatives or Affiliates in connection with presentations by the Company’s management or information made available on any electronic data room for “Project Quantum” and maintained by the Company for purposes of the Merger and the other transactions contemplated by this Agreement, including the electronic data room hosted by Intralinks under the title Project Quantum (collectively, the “VDR”). Except for the representations and warranties contained in Article V, the Company acknowledges and agrees that none of Parent, Parent’s Subsidiaries (including Acquisition Sub) or any other Person on behalf of Parent makes, or has made, any express or implied representation or warranty with respect to Parent or Acquisition Sub, including with respect to their business, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and the Company is not relying on any representation, warranty or other information of any Person except for those expressly set forth herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB

Except as disclosed in the Parent Disclosure Letter (subject to Section 1.2(b)), Parent and Acquisition Sub hereby jointly and severally represent and warrant to the Company as of the date hereof as follows:

Section 5.1          Organization and Qualification. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and (to the extent applicable) in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite entity power and authority to conduct its business as it is now being conducted. Each of Parent and Acquisition Sub is duly qualified or licensed to do business and (to the extent applicable) is in good standing in each jurisdiction in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and (to the extent applicable) in good standing would not have a Parent Material Adverse Effect. Parent has made available to the Company a copy of the Parent Organizational Documents, as currently in effect, and neither Parent nor Acquisition Sub is in violation of any provision of such documents applicable to such party.

Section 5.2          Authority Relative to Agreement.

(a)          Parent and Acquisition Sub have all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger. The execution, delivery and performance of this Agreement by Parent and Acquisition Sub, and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger, have been duly and validly authorized by all necessary entity action by Parent and Acquisition Sub, and no other entity Action on the part of Parent and Acquisition Sub is necessary to authorize the execution, delivery and performance of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the transactions contemplated by this Agreement, including the Merger. This Agreement has been duly executed and delivered by Parent and Acquisition Sub and, assuming due authorization, execution and delivery of this Agreement by the other party hereto, constitutes a legal, valid and binding obligation of Parent and Acquisition Sub, enforceable against Parent and Acquisition Sub in accordance with its terms, except that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights and remedies generally.

(b)         The board of directors or similar governing body of Acquisition Sub has unanimously (i) approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby, (ii) determined that the Merger and the other transactions contemplated hereby, taken as a whole, are advisable and in the best interests of Acquisition Sub and its stockholder, and (iii) recommended the approval of this Agreement by Parent, as Acquisition Sub’s sole stockholder. Parent, acting in its capacity as the sole stockholder of Acquisition Sub, has adopted this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and no further vote of, or consent by, Parent or Acquisition Sub is required.

Section 5.3          No Conflict; Required Filings and Consents.

(a)          Neither the execution and delivery of this Agreement by Parent and Acquisition Sub nor the consummation by Parent and Acquisition Sub of the transactions contemplated hereby, including the Merger, will (i) violate any provision of Parent’s or its Acquisition Sub’s certificate of incorporation or bylaws (or equivalent organizational documents), (ii) assuming that the Consents, registrations, declarations, filings and notices referred to in Section 5.3(b) have been obtained or made, any applicable waiting periods referred to therein have expired and any condition precedent to any such Consent has been satisfied, conflict with or violate any Law applicable to Parent or any of its Subsidiaries (including Acquisition Sub) or by which any property or asset of Parent or any of its Subsidiaries (including Acquisition Sub) is bound or affected or (iii) result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration or cancellation of, any Contract to which Parent or any of its Subsidiaries (including Acquisition Sub) is a party, or by which any of their respective properties or assets is bound, other than, in the case of clauses (ii) and (iii), any such conflict, violation, breach, default, termination, acceleration or cancellation that would not have a Parent Material Adverse Effect.

(b)          No Consent of, or registration, declaration or filing with, or notice to, any Governmental Authority is required to be obtained or made by or with respect to Parent or any of its Subsidiaries (including Acquisition Sub) in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, other than (i) the applicable requirements, if any, of the Exchange Act and the rules and regulations promulgated thereunder, as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) the filing of the Certificate of Merger with the Secretary in accordance with the DGCL and appropriate documents with the relevant authorities of the other jurisdictions in which the Parent or any of its Subsidiaries is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 9.9, (iv) applicable requirements under corporation or Blue Sky Laws of various states, (v) filings with the NYSE, (vi) such other items required solely by reason of the participation of the Company in the transactions contemplated hereby, (vii) consent from the FCC for the transfer of control of the FCC Licenses under the Communications Act of 1934, and (viii) such other Consents, registrations, declarations, filings or notices, the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 5.4          Litigation. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect, nor is there any Order of any Governmental Authority outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that would have a Parent Material Adverse Effect. As of the date hereof, there is no Action pending or, to the Knowledge of Parent, threatened seeking to prevent, enjoin, modify, materially delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

Section 5.5          Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or any of its Affiliates (including Acquisition Sub) expressly for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Acquisition Sub with regards to statements made therein based on information supplied by or on behalf of the Company (or any of its Affiliates) for inclusion therein.

Section 5.6          Equity Financing; Sufficient Funds.

(a)          Parent has delivered to the Company a true, correct and complete copy of the executed equity commitment letters, dated as of the date hereof (the “Equity Commitment Letters”) from each of SER Capital Partners I, LP, a Delaware limited partnership, SER Capital Partners I-A, LP, a Delaware limited partnership, SER Coinvest Partners I, LP, a Delaware limited partnership, SER Coinvest Partners I-A, LP, a Delaware limited partnership, and SER Coinvest Partners I-B, LP, a Delaware limited partnership (collectively, the “Guarantors”), pursuant to which the Guarantors have committed to invest in Parent, subject to the terms and conditions therein, the amounts set forth therein (the “Equity Financing”). The Equity Commitment Letters expressly provide, and will continue to expressly provide, that the Company is a third-party beneficiary thereof.

(b)          As of the date hereof, (i) the Equity Commitment Letters are in full force and effect, (ii) the Equity Commitment Letters have not been restated, modified, amended or supplemented in any respect or waived, and no such restatement, modification, amendment, supplement or waiver is contemplated, and (iii) the respective obligations and commitments contained in the Equity Commitment Letters have not been withdrawn, reduced, rescinded, amended, restated, otherwise modified or repudiated in any respect or terminated in any respect prior to the date of this Agreement, and no such withdrawal, reduction, rescission, amendment, restatement, other modification, repudiation or termination is contemplated. The Equity Commitment Letters, in the forms so delivered, constitute legal, valid and binding obligations of Parent and Acquisition Sub, as applicable, and (to the knowledge of Parent and Acquisition Sub) the other parties thereto and are enforceable in accordance with their respective terms against Parent and Acquisition Sub and (to the knowledge of Parent and Acquisition Sub) against each of the other parties thereto. Except for the fee letter, and other than as expressly set forth in the Equity Commitment Letters, there are no engagement letters, side letters, Contracts, understandings, agreements or other arrangements of any kind, whether written or oral, relating to the Equity Financing. Neither Parent nor Acquisition Sub is, nor any other party to any of the Equity Commitment Letters is, in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in any Equity Commitment Letters, and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would reasonably be expected to (w) constitute or result in a default under or breach on the part of Parent or Acquisition Sub, or on the part of any other party under the Equity Commitment Letters, (x) constitute or result in a failure by Parent or Acquisition Sub or any other party to the Equity Commitment Letters to satisfy, or any delay in satisfaction of, any condition or other contingency to the full funding of the Equity Financing under the Equity Commitment Letters, (y) make any assumptions or any of the statements set forth in the Equity Commitment Letters inaccurate in any material respect or (z) otherwise result in any portion of the Equity Financing being unavailable on a timely basis, and in any event, not later than the Closing. Neither Parent nor Acquisition Sub has reason to believe that it will be unable to satisfy on a timely basis, and in any event, not later than the Closing, any term or condition of the Equity Commitment Letters required to be satisfied by it or that the full amounts committed pursuant to the Equity Commitment Letters will not be available on the Closing Date if the terms or conditions to be satisfied by it contained in the Equity Commitment Letters are satisfied. The aggregate proceeds from the Equity Financing when funded in accordance with the Equity Commitment Letters are sufficient and available to (A) fund all of the amounts required to be provided by Parent and/or Acquisition Sub for the consummation of the transactions contemplated hereby, including the Merger, and (B) perform all of Parent’s and Acquisition Sub’s payment obligations under this Agreement, including the payment of the Aggregate Merger Consideration, and any amounts payable pursuant to Section 3.3, and the payment of all associated costs and Expenses of the Merger (including any fees and expenses related to the transactions contemplated hereby, including the Equity Financing) (the “Funding Obligations” and such sufficient proceeds, the “Funds”). There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full net proceeds (or any portion) of the Equity Financing at or prior to the Closing, other than as expressly set forth in the Equity Commitment Letters as in effect on the date hereof. Notwithstanding anything contained in this Agreement to the contrary, Parent and Acquisition Sub acknowledge and agree that their respective obligations hereunder are not conditioned in any manner whatsoever upon obtaining the Funds to satisfy the Funding Obligations.

Section 5.7          Guarantees. Concurrently with the execution of this Agreement, Parent and Acquisition Sub have delivered to the Company the duly executed Guarantees of the Guarantors, dated as of the date hereof. Each of the Guarantees has been duly and validly executed and delivered by the applicable Guarantor and is in full force and effect and is a legal, valid and binding obligation of the applicable Guarantor, enforceable against such Guarantor in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and remedies generally) and no event has occurred or circumstance exists which, with or without notice, lapse of time or both, would or would reasonably be likely to constitute or result in a default under or breach on the part of such Guarantor of such Guarantee.

Section 5.8          Capitalization of Acquisition Sub. The authorized share capital of Acquisition Sub consists of 1,000 shares, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding share capital of Acquisition Sub is, and at the Effective Time will be, owned by Parent. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, and it has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and other transactions contemplated by this Agreement.

Section 5.9        Investment Intention. Parent is acquiring through the Merger the shares of capital stock of the Surviving Corporation for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) thereof. Parent understands that the shares of capital stock of the Surviving Corporation will not be registered under the Securities Act or any Blue Sky Laws and cannot be sold unless subsequently registered under the Securities Act, any applicable Blue Sky Laws or pursuant to an exemption from any such registration.

Section 5.10        Brokers. Other than Guggenheim Partners, no broker, finder, investment banker, consultant or intermediary is entitled to any investment banking, brokerage, finder’s or similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Acquisition Sub, the Guarantors or any of their respective Subsidiaries.

Section 5.11        Solvency. Subject to the accuracy of the representations and warranties set forth in Article IV, the Surviving Corporation will, after giving effect to all of the transactions contemplated by this Agreement, including the Equity Financing and the Funding Obligations, be Solvent at and immediately after the Effective Time. As used in this Section 5.11, the term “Solvent” means, with respect to a particular date, that on such date, each of Parent and Acquisition Sub and, after the Merger, Parent and the Surviving Corporation and its Subsidiaries, has sufficient capital and liquidity with which to conduct its business. For purposes of this Section 5.11, the amount of any contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

Section 5.12         Acknowledgment of Disclaimer of Other Representations and Warranties.

(a)          Except for the representations and warranties expressly set forth in this Article V, neither Parent nor Acquisition Sub nor any other Person on behalf of Parent or Acquisition Sub makes (and Parent, on behalf of itself, its Subsidiaries and their respective Affiliates and Representatives, hereby disclaims) and the Company has not relied on, any express or implied representation or warranty with respect to Parent, Acquisition Sub, its Subsidiaries or any of their respective businesses, operations, properties, assets, liabilities or otherwise in connection with this Agreement, the Merger or the other transactions contemplated hereby, including as to the accuracy or completeness of any information.

(b)          Except for the representations and warranties expressly set forth in Article IV, each of Parent and Acquisition Sub acknowledges and agrees that none of the Company, the Company’s Subsidiaries or any other Person on behalf of the Company or any of the Company’s Subsidiaries makes, or has made, any express or implied representation or warranty with respect to the Company or any of the Company’s Subsidiaries or with respect to the accuracy or completeness of any information provided, or made available, to Parent, Acquisition Sub or any of their Affiliates or Representatives, including with respect to the Company and its Subsidiaries respective businesses, operations, assets, liabilities, conditions (financial or otherwise), prospects or otherwise in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement, and Parent and Acquisition Sub and their respective Representatives and Affiliates are not relying on, and waive any claim based on reliance on, any representation, warranty or other information of the Company or any Person except for those expressly set forth in Article IV. Without limiting the generality of the foregoing, Parent and Acquisition Sub acknowledge and agree that none of the Company, any of the Company’s Subsidiaries or any other Person has made a representation or warranty (including as to accuracy or completeness) to Parent or Acquisition Sub with respect to, and none of the Company, any of the Company’s Subsidiaries or any other Person shall be subject to any liability to Parent, Acquisition Sub or any other Person resulting from, the Company or any of the Company’s Subsidiaries or their respective Representatives or Affiliates providing, or making available, to Parent, Acquisition Sub or any of their Affiliates or their respective Representatives, or resulting from the omission of, any estimate, projection, prediction, forecast, data, financial information, memorandum, presentation or any other materials or information, including any materials or information made available to Parent and/or its Representatives or Affiliates in connection with presentations by the Company’s management or in the VDR. Parent and Acquisition Sub acknowledge that there are uncertainties inherent in attempting to make estimates, projections, budgets, pipeline reports and other forecasts and plans, that they are familiar with such uncertainties and that each of Parent and Acquisition Sub are taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections, budgets, pipeline reports and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections, budgets, pipeline reports and other forecasts and plans. Each of Parent and Acquisition Sub has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article IV and has not relied directly or indirectly on any materials or information made available to Parent and/or its Representatives by or on behalf of the Company other than those referenced in Article IV and the related section of the Company Disclosure Letter.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.1          Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except as (i) may be required by Law, (ii) may be consented to in writing by Parent, electronic mail being sufficient (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) may be required, contemplated or permitted pursuant to this Agreement, or (iv) set forth in Section 6.1 of the Company Disclosure Letter, (x) the Company shall use its commercially reasonable efforts to conduct the business of the Company and its Subsidiaries in the ordinary course of business, and to the extent consistent therewith, the Company shall use commercially reasonable efforts to preserve intact its business in all material respects and (y) the Company shall not, and shall not permit any of its Subsidiaries to:

(a)       amend or otherwise change the Company Charter or the Company Bylaws (or such equivalent organizational or governing documents of any of its Subsidiaries) or the terms of any security of the Company or any Subsidiary of the Company;

(b)        split, combine, reclassify, redeem, repurchase or otherwise acquire or amend the terms of any capital stock or other equity interests or rights (other than repurchases or retention of shares of Company Common Stock in connection with the vesting or settlement of Company Equity Awards);

(c)         issue, sell, pledge, dispose, encumber or grant any shares of its or its Subsidiaries’ capital stock or other equity interests (including any grants of Company Equity Awards under the Company Equity Plan), or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its or its Subsidiaries’ capital stock or equity interests except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries and for Permitted Liens; provided, however, that the Company may issue shares of Company Common Stock upon the vesting or settlement of Company Equity Awards as in effect on the date hereof or upon the conversion of Series A Preferred Stock or Series B Preferred Stock in accordance with the terms of the applicable Company Certificate of Designation;

(d)         authorize, declare, pay or make any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to the Company’s or any of its Subsidiaries’ capital stock or other equity interests, other than (i) dividends payable in respect of the Series A Preferred Stock and the Series B Preferred Stock issued and outstanding as of the date of this Agreement and in accordance with their respective terms, and (ii) dividends paid by any wholly owned Subsidiary of the Company to the Company or any wholly owned Subsidiary of the Company;

(e)          except as required under the terms of a Company Benefit Plan as currently in effect and disclosed on Section 4.12(a) of the Company Disclosure Letter or an existing collective bargaining agreement or by applicable Law, (i) increase the compensation payable or to become payable or benefits provided or to be provided to any director, officer or employee of the Company or any of its Subsidiaries (other than increases in base salary and corresponding target bonus opportunity, in each case in the ordinary course of business), (ii) establish, adopt, enter into, terminate or amend any Company Benefit Plan (or any arrangement which if in existence as of the date hereof would constitute a Company Benefit Plan), (iii) enter into, amend or terminate any collective bargaining agreement with any labor union, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, except as explicitly required by this Agreement; (v) negotiate, extend, amend or enter into any new employment, engagement, severance or similar agreements with any Continuing Employee who receives or would receive total annual base cash compensation of more than $200,000 per annum; or (vi) hire or terminate (other than for cause) any Continuing Employee who receives or would receive total annual base cash compensation of more than $200,000 per annum;

(f)          acquire (including by merger, consolidation or acquisition of stock or assets), except in respect of any merger, consolidation or business combination among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, any material equity interest in or business of any Person;

(g)        sell, lease, sublease, mortgage, pledge or otherwise encumber or dispose of any material assets of the Company, including any Owned Real Property or Leased Real Property, except in the ordinary course of business;

(h)        incur, or amend in any material respect the terms of, any indebtedness for borrowed money, including the Notes and the Indenture governing the Notes, or assume or guarantee any such indebtedness for any Person, except for indebtedness incurred (i) under the Existing Debt Agreement or incurred to replace, renew, extend, refinance or refund any existing indebtedness of the Company or its Subsidiaries other than the Notes on terms and conditions not inconsistent with prevailing market conditions for substantially similar credit facilities at such time, (ii) pursuant to other agreements in effect prior to the execution of this Agreement to the extent such agreements were not entered into with an Affiliate of the Company, (iii) under capital leases, purchase money financing, equipment financing and letters of credit in the ordinary course of business or (iv) between or among the Company or any of its Subsidiaries;

(i)          enter into, modify or amend any Company Material Contract which cannot be terminated without material penalty upon notice of 90 days or less other than in the ordinary course of business;

(j)          make any material change to its methods of accounting in effect at September 30, 2022, except as required by GAAP, or make any material change in internal accounting controls or disclosure controls and procedures that could reasonably be expected to negatively affect the Company;

(k)        (i) make or change any material Tax election, (ii) adopt or change any accounting period or any accounting method with respect to Taxes, (iii) file any Tax Return outside the ordinary course of business, (iv) file any material amended Tax Return or any claim for a material Tax refund, (v) enter into any closing agreement with respect to a material amount of Taxes, (vi) settle any material Tax claim, assessment or Action relating to the Company or any of its Subsidiaries, or (vii) consent to any extension or waiver of the limitation period applicable to any Tax claim, assessment or Action relating to the Company or any of its Subsidiaries (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business);

(l)          except as contemplated by this Agreement, solely with respect to the Company, adopt or enter into a plan of complete or partial liquidation or dissolution;

(m)        settle or compromise any material litigation other than settlements or compromises of litigation where (i) the amount paid (less the amount reserved for such matters by the Company or otherwise covered by insurance) in settlement or compromise in any one matter or collectively in any related matters, in each case, does not exceed $350,000 or (ii) any litigation with respect to which an insurer (but neither the Company nor any of its Subsidiaries) has the right to control the decision to settle;

(n)        make any loans, advances or capital contributions to or investments in any Person (other than loans or advances between or among the Company and any of its direct or indirect wholly owned Subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

(o)       make or authorize any capital expenditure other than for capital expenditures that do not, in any calendar year, exceed the aggregate capital expenditure amount that was set forth on the most recent version of the Company budget for the 2023 calendar year;

(p)        fail to use commercially reasonable efforts to renew or maintain any of the Company or its Subsidiaries’ material insurance policies or comparable replacement policies, other than in the ordinary course of business consistent with past practice;

(q)          enter into any agreement with respect to the voting of its capital stock;

(r)          enter into any real property lease as a tenant, amend or modify any existing Real Property Lease or acquire the fee interest in any real property; or

(s)          enter into any agreement to do any of the foregoing.

Section 6.2           Preparation of the Proxy Statement; Stockholders’ Meeting.

(a)         As promptly as reasonably practicable after the date hereof, (i) the Company shall prepare the Proxy Statement; (ii) Parent and Acquisition Sub shall furnish to the Company all information concerning themselves and their Affiliates that may be reasonably requested in connection with the preparation and filing of the Proxy Statement and shall promptly provide such other assistance in the preparation and filing of the Proxy Statement as may be reasonably requested by the Company from time to time; and (iii) subject to the receipt from Parent and Acquisition Sub of the information described in clause (ii) above, the Company shall file the Proxy Statement with the SEC within 20 Business Days after the date hereof. If the SEC determines to review the Proxy Statement, the Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Parent and Acquisition Sub promptly with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand. The Company shall use reasonable best efforts (with the assistance of, and after consultation with, Parent as provided by this Section 6.2(a)) to respond as promptly as reasonably practicable to any comments of the SEC or the staff of the SEC with respect to the Proxy Statement. Prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC (or the staff of the SEC) with respect thereto, the Company shall provide Parent a reasonable opportunity to review and to propose comments on such document or response, and the Company will consider in good faith the comments of Parent in connection with any such filing or response, except, in each case, to the extent prohibited by Law. None of the Company or its Representatives will agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the Parent in advance and, to the extent permitted by the SEC, allows the Parent to participate.

(b)         The Company shall cause the Proxy Statement to be mailed to the Company’s stockholders as of the record date established for the Stockholders’ Meeting as promptly as practicable after such record date. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent, Acquisition Sub or any of their respective Affiliates, officers or directors is discovered by the Company, Parent or Acquisition Sub which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement (or any amendment or supplement thereto) shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement containing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the Company’s stockholders.

(c)          The Company shall, as promptly as practicable following the date on which the SEC confirms that it has no further comments on the Proxy Statement, (i) establish a record date for and give notice of a meeting of its stockholders, for the purpose of voting upon the approval of the Merger and, if applicable, any approvals related thereto (the “Stockholders’ Meeting”) and (ii) duly call, convene and hold the Stockholders’ Meeting; provided that the Company may postpone or adjourn the Stockholders’ Meeting (A) with the consent of Parent and Acquisition Sub, (B) for the absence of a quorum, (C) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Stockholders’ Meeting, (D) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval or (E) to the extent required by Law, including with respect to fiduciary duties. The Company shall, through the board of directors of the Company, but subject to the right of the board of directors of the Company to make an Adverse Recommendation Change pursuant to Section 6.5, provide the Company Recommendation and include the Company Recommendation in the Proxy Statement. Unless there has been an Adverse Recommendation Change pursuant to Section 6.5, the Company shall take all lawful action necessary, proper or advisable on its part to solicit proxies in favor of the Requisite Stockholder Approval.

Section 6.3           Appropriate Action; Consents; Filings.

(a)         In accordance with the terms and subject to the conditions of this Agreement (including Section 6.5), the parties will use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby, including the Merger, and to cause the conditions to the Merger set forth in Article VII to be satisfied as expeditiously as practicable (and in any event on or before the Termination Date), including using reasonable best efforts to accomplish the following: (i) the obtaining of all necessary actions or non-actions, Consents and approvals from Governmental Authorities necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, and the making of all necessary registrations and filings (including filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval from, or to avoid any Action by, any Governmental Authority necessary in connection with the consummation of the transactions contemplated by this Agreement, including the Merger, (ii) the obtaining of all other necessary consents, approvals or waivers from Third Parties (provided that the Company shall not be required to make or agree to make any payment or accept any material conditions or obligations with respect thereto), (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions to be performed or consummated by such party in accordance with the terms of this Agreement, including the Merger, and to carry out fully the purposes of this Agreement. Each of the parties shall promptly (and in no event later than 10 Business Days following the date hereof), file and not withdraw applications with the FCC. In taking the foregoing actions, each of the Company and Parent shall act reasonably and as promptly as practicable. Notwithstanding anything in this Agreement to the contrary, obtaining any Third-Party Consents or waivers pursuant to Section 6.3(a)(ii) above or otherwise shall not be a condition to the obligations of any party to consummate the Merger.

(b)         Without limiting anything in this Section 6.3, in no circumstance shall Parent, Acquisition Sub or their Affiliates be required to agree, commit to or effect, by consent decree, hold separate order, trust or otherwise, (A) selling, divesting, licensing or otherwise disposing of, or holding separate and agreeing to sell, divest, license or otherwise dispose of, any assets of the Company, Parent, Acquisition Sub or their respective Affiliates, (B) terminating, amending or assigning existing relationships and contractual rights and obligations, (C) granting any right or commercial or other accommodation to, or entering into any material commercial contractual or other commercial relationship with, any Third Party or (D) imposing limitations on Parent, Acquisition Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets.

(c)         Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will reasonably cooperate in good faith in responding to any inquiry from a Governmental Authority, including (i) promptly informing the other party of such inquiry, (ii) consulting in advance before making any presentations or submissions to a Governmental Authority, (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority and (iv) supplying each other with copies of all material correspondence, filings or communications between either party and any Governmental Authority with respect to this Agreement. The Company and Parent, in their respective sole and absolute discretion, may designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel.

Section 6.4           Access to Information; Confidentiality.

(a)          Until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, upon reasonable notice and subject to applicable Law, the Company shall (and shall cause each of its Subsidiaries to) afford to Parent and its Representatives reasonable access, at Parent’s sole cost and expense, in a manner not disruptive in any material respect to the operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable advance notice, to the properties, books and records of the Company and its Subsidiaries and, during such period, shall (and shall cause each of its Subsidiaries to) furnish promptly to such Representatives all information (to the extent not publicly available) concerning the business, properties and personnel of the Company and its Subsidiaries as may reasonably be requested; provided, however, that nothing herein shall require the Company or any of its Subsidiaries to disclose any information to Parent or Acquisition Sub if such disclosure would, in the sole reasonable discretion of the Company, (a) violate any applicable Law or Order or the provisions of any agreement to which the Company or any of its Subsidiaries is a party or (b) jeopardize any attorney-client, other legal privilege or trade secret protection; provided, further, that nothing herein shall authorize Parent or its Representatives to undertake any environmental testing involving sampling of soil, groundwater, indoor or ambient air, building materials or other environmental medium or other invasive techniques at any of the properties owned, operated or leased by the Company or its Subsidiaries. Notwithstanding anything herein to the contrary, the Company shall not be required to provide access or make any disclosure to Parent pursuant to this Section 6.4 to the extent that such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties. Notwithstanding anything in this Section 6.4 to the contrary, the Company shall use reasonable best efforts to obtain any consents of third parties that are necessary to permit such access or make such disclosure and shall otherwise use reasonable best efforts to permit such access or disclosure, including pursuant to the use of “clean team” arrangements pursuant to which certain Representatives of Parent could be provided access to any such information. No investigation or access permitted pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty made by the Company hereunder. Parent agrees that it will not, and will cause its Representatives and Affiliates (including Acquisition Sub) not to, use any information obtained pursuant to this Section 6.4 for any competitive or other purpose unrelated to the consummation of the transactions contemplated by this Agreement (which transactions, for the avoidance of doubt, shall include the Merger and the Equity Financing). The Confidentiality Agreement shall apply with respect to information and materials furnished by the Company, its Subsidiaries and the Company’s officers, employees and other Representatives hereunder and, if this Agreement is terminated prior to the Effective Time, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms prior to giving effect to the execution of this Agreement.

(b)         The Company may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to Parent under this Section 6.4 as “outside counsel only.” Such material and the information contained therein shall be given only to the outside legal counsel of Parent and will not be disclosed by such outside counsel to employees, officers or directors of Parent unless express permission is obtained in advance from the Company or its legal counsel.

(c)         Prior to the Closing, except as expressly permitted herein, none of Parent and its Affiliates (including Acquisition Sub) or their respective employees, directors, officers, agents or Representatives shall contact or communicate (or encourage others to contact or communicate, or assist others in contacting or communicating) with, directly or indirectly, any Covered Person.

Section 6.5           Non-Solicitation; Competing Proposals.

(a)          Except as otherwise permitted by this Agreement, the Company and its Subsidiaries and each of its and their respective directors and officers shall, and shall instruct its Representatives to, immediately cease and cause to be terminated any existing solicitation of, or discussions or negotiations with, any Third Party relating to any Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal, and the Company shall promptly request that each Third Party that has previously executed a confidentiality agreement promptly return to the Company or destroy all non-public information previously furnished or made available to such Third Party or any of its Representatives by or on behalf of the Company or its Representatives in accordance with the terms of such confidentiality agreement. Except as otherwise provided in this Agreement, from the date of this Agreement until the earlier of the Effective Time and the termination of this Agreement in accordance with the terms of Article VIII, the Company shall not, and shall cause its Subsidiaries and each of its and their respective directors and officers not to, and shall instruct its other Representatives not to, (i) initiate, solicit or knowingly encourage the making of any Competing Proposal or (ii) enter into, engage in, maintain, continue or otherwise knowingly participate in negotiations or discussions with (it being understood that the Company may inform Persons of the provisions contained in this Section 6.5), or furnish any material nonpublic information to, any Person relating to a Competing Proposal or any inquiry or request that would reasonably be expected to lead to a Competing Proposal; provided that, notwithstanding the foregoing, the Company shall be permitted to grant a waiver of or terminate any “standstill” or similar obligation of any Third Party with respect to the Company or any of its Subsidiaries to allow such Third Party to submit a Competing Proposal.

(b)         As promptly as reasonably practicable, and in any event within 48 hours of receipt by the Company or any of its Representatives of any Competing Proposal or any inquiry, proposal, or offer that would reasonably be expected to lead to any Competing Proposal, or any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries, in each case by any Person that is reasonably likely to be considering or seeking to make, or to the Knowledge of the Company, has made within the 12 months preceding the date of this Agreement, a Competing Proposal, deliver to Parent a written notice setting forth: (i) the identity of the Third Party making such Competing Proposal, inquiry, proposal, offer or request and (ii) the material terms and conditions of any such Competing Proposal, inquiry, proposal, offer or request. The Company shall keep Parent reasonably informed of any material amendment or modification of any such Competing Proposal, inquiry or request on a prompt basis, and in any event within two Business Days following the Company’s receipt in writing of such a material amendment or modification, and the general status of any discussions or negotiations with such Person or its Representatives, and provide copies of all material written communications and draft documentation received from such Third Party relating to such Competing Proposal.

(c)       Notwithstanding anything to the contrary in this Agreement, at any time prior to the receipt of the Requisite Stockholder Approval, in the event that the Company receives a bona fide Competing Proposal from any Person that did not result from a breach by the Company or its Subsidiaries or Representatives of this Section 6.5, (i) the Company and its Representatives may contact such Person to clarify the terms and conditions thereof and (ii) the Company and its board of directors and their respective Representatives may engage in negotiations or substantive discussions with, or furnish any information and other access to, any Person making such Competing Proposal and its Representatives or potential sources of financing, if the Company’s board of directors determines in good faith (after consultation with its legal counsel and financial advisors) that such Competing Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal; provided that (x) prior to furnishing any material nonpublic information concerning the Company or its Subsidiaries, the Company receives from such Person, to the extent such Person is not already subject to a confidentiality agreement with the Company, an executed confidentiality agreement with such Person containing confidentiality terms that are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (unless the Company offers to amend the Confidentiality Agreement to reflect such more favorable terms), it being understood that such confidentiality agreement need not contain a standstill provision or otherwise restrict the making, or amendment, of a Competing Proposal (and related communications) to the Company’s board of directors (such confidentiality agreement, an “Acceptable Confidentiality Agreement”), (y) any such material nonpublic information so furnished in writing shall be promptly made available to Parent to the extent it was not previously made available to Parent or its Representatives and (z) Company and its Subsidiaries shall, and shall cause their respective Representatives to, promptly (and in any event within 48 hours) following the time that the Company’s board of directors determines in good faith that such Competing Proposal does not constitute and would not reasonably be expected to result in a Superior Proposal terminate such negotiations, discussion and information access.

(d)       Except as otherwise provided in this Agreement, the board of directors of the Company shall not (i) (A) fail to include the Company Recommendation in the Proxy Statement, (B) fail to publicly reaffirm the Company Recommendation within three Business Days following receipt of a written notice from Parent, delivered after a Competing Proposal has become publicly known, which notice requests such reaffirmation (or, if earlier, the date that is two Business Days prior to the Stockholders Meeting), (C) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent or Acquisition Sub, the Company Recommendation, or (D) approve or recommend, or propose publicly to approve or recommend, to the Company’s stockholders any Competing Proposal (any action described in this clause (i) being referred to as an “Adverse Recommendation Change”) or (ii) adopt, approve or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding or definitive merger or similar agreement with respect to any Competing Proposal (other than an Acceptable Confidentiality Agreement as permitted hereunder). Notwithstanding anything in this Agreement to the contrary, at any time prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company may if the Company has received a Competing Proposal that the board of directors of the Company has determined in good faith (after consultation with its legal and financial advisors) constitutes a Superior Proposal, authorize, adopt or approve such Superior Proposal and cause or permit the Company to enter into a definitive agreement with respect to such Superior Proposal concurrently with the termination of this Agreement pursuant to Section 8.1(c)(ii); provided, however, that no termination of this Agreement pursuant to Section 8.1(c)(ii) may be effected until (1) the fourth Business Day (such period, the “Notice Period”) following Parent’s receipt of written notice from the Company advising Parent that the board of directors of the Company intends to terminate this Agreement pursuant to Section 8.1(c)(ii) (a “Notice of Superior Proposal”) which notice shall (A) state that the Company has received a Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, (C) identify the Person making such Superior Proposal, and (D) enclose the most recent draft of any agreements intended to be entered into in connection with such Superior Proposal and (2) following the end of the Notice Period, the board of directors of the Company determines in good faith, after consultation with its outside legal counsel and financial advisor, that such Competing Proposal continues to constitute a Superior Proposal after taking into account any changes to which the Parent has committed in writing to make to this Agreement. During the Notice Period, the Company shall negotiate, to the extent the Parent has requested in writing that the Company negotiate, in good faith with the Parent concerning any revisions to the terms of this Agreement that the Parent wishes to propose in response to such Superior Proposal.  Any material amendment to the financial terms or any other material amendment of such Superior Proposal shall require a new Notice of Superior Proposal, and the Company shall be required to comply again with the requirements of this Section 6.5(d).

(e)         Notwithstanding anything in this Section 6.5 to the contrary, at any time before the Requisite Stockholder Approval is obtained, the board of directors of the Company may make an Adverse Recommendation Change if: (i) the board of directors of the Company determines in good faith (after consultation with its legal counsel and financial advisors) that an Intervening Event has occurred and the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law; (ii) the board of directors of the Company provides to Parent a written notice advising Parent that the board of directors of the Company intends to make an Adverse Recommendation Change (a “Notice of Adverse Recommendation”) in response to such Intervening Event, which Notice of Adverse Recommendation shall describe such Intervening Event in reasonable detail, the circumstances to such determination, and the reasons why the board of directors of the Company believes that the failure to make an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law; (iii) if requested by Parent, during the five Business Day period after delivery of the Notice of Adverse Recommendation, the Company and its Representatives negotiate in good faith with Parent and its Representatives related to revisions to this Agreement or the transactions contemplated hereby to make such adjustments to the terms and conditions hereof so as to obviate the need for an Adverse Recommendation Change; and (iv) at the end of such five Business Day period after complying with clause (ii) and (iii) and taking into account any changes to the terms hereof proposed by Parent writing, the board of directors of the Company determines in good faith (after consultation with its legal counsel and financial advisors) that the failure to make such an Adverse Recommendation Change in response to such Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f)        Nothing in this Agreement shall restrict the Company or the board of directors of the Company from taking or disclosing a position contemplated by Rules 14d-9 or 14e-2(a) under the Exchange Act, or otherwise making disclosure to comply with applicable Law (it being agreed that a “stop, look and listen” communication by the board of directors to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act or a factually accurate public statement by the Company that describes the Company’s receipt of a Competing Proposal and the operation of this Agreement with respect thereto shall not be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 8.1(d)(ii)).

(g)          For purposes of this Agreement:

(i)          “Competing Proposal” shall mean any proposal or offer made by any Person (other than Parent, Acquisition Sub or any of their respective Affiliates) or group of Persons as defined in Section 13(d)(3) of the Exchange Act to purchase or otherwise acquire, directly or indirectly, in one transaction or a series of transactions, (A) beneficial ownership (as defined under Section 13(d) of the Exchange Act) of more than 20% of any class of equity securities of the Company pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, tender offer, exchange offer or similar transaction or (B) any one or more assets or businesses of the Company and its Subsidiaries that constitute more than 20% of the revenues or assets of the Company and its Subsidiaries, taken as a whole.

(ii)         “Superior Proposal” shall mean a Competing Proposal (with all percentages in the definition of Competing Proposal increased to 70%) made by a Third Party on terms that the board of directors of the Company determines in good faith, after consultation with its legal counsel and financial advisors and considering such financial factors as the board of directors of the Company deems appropriate, are more favorable to the Company’s stockholders than the transactions contemplated by this Agreement (including any changes to the terms of this Agreement proposed to the Company by Parent in writing in response to such Competing Proposal under the provisions of Section 6.5(d)).

(iii)       “Intervening Event” shall mean a material event or material circumstance that was not known to the board of directors of the Company prior to the Company’s execution and delivery of this Agreement (or if known, the magnitude or consequences of which were not known, understood or reasonably foreseeable), which event or circumstance, or any consequence thereof, becomes known to the board of directors of the Company after the Company’s execution and delivery of this Agreement; provided, however, that in no event shall any of the following be an Intervening Event or be taken into account in determining whether an Intervening Event has occurred: (A) the receipt, existence or terms of a Competing Proposal, (B) any event resulting from a breach of this Agreement by the Company, (C) any fact, event, change, circumstance or effect resulting from general changes, events, effects or circumstances generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (D) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, estimates, predictions or forecasts for any period in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any periods, or (E) any changes in the market price or trading volume of the Company Common Stock; provided that, with respect to the exceptions in clauses (D) and (E), the underlying causes of such changes may constitute, or be taken into account in determining whether there has been, an Intervening Event.

Section 6.6          Directors’ and Officers’ Indemnification and Insurance.

(a)         Parent and Acquisition Sub agree that all rights to exculpation, indemnification, contribution and advancement of expenses for facts, events acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors, officers or employees of (or in a comparable role with) the Company or its Subsidiaries, or any person serving at the request of the Company or any of its Subsidiaries as a director, officer, employee, agent or fiduciary of (or in a comparable role with) another Person (the “D&O Indemnified Parties”), as the case may be, shall survive the Merger and shall continue in full force and effect in accordance with their terms (it being agreed that after the Closing such rights shall be mandatory rather than permissive, if applicable), and Parent shall and shall cause the Surviving Corporation and its Subsidiaries to perform such obligations thereunder. From and after the Effective Time, Parent shall cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries to contain provisions with respect to exculpation, indemnification, advancement of expenses and limitation of director, officer and employee (or comparable) liability that are no less favorable to the D&O Indemnified Parties than those set forth in the Company’s and its Subsidiaries’ organizational documents as of the Closing Date, which provisions thereafter shall not, for a period of at least six years from the Effective Time, be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties.

(b)          Without limiting the foregoing, Parent shall (and Parent shall cause the Surviving Corporation to) (i) indemnify, defend and hold harmless, and advance expenses to, the D&O Indemnified Parties with respect to all facts, events, acts or omissions by them in their capacities as such at any time prior to and including the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that the Company or its Subsidiaries would be permitted by applicable Law; and (ii) pay in advance of the final disposition of any Action against any D&O Indemnified Party the expenses (including reasonable attorneys’ fees) of any D&O Indemnified Party upon receipt, if required by the DGCL, the Surviving Corporation’s organizational documents or any applicable indemnification agreement, of a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that such D&O Indemnified Party is not permitted to be indemnified under applicable Law. Notwithstanding anything to the contrary contained in this Section 6.6(b) or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any Action, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the Action from all liability arising out of such Action.

(c)        For at least six years after the Effective Time, (i) Parent shall cause the Surviving Corporation and its other Subsidiaries to maintain in full force and effect the coverage provided by the existing directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance in effect as of the Closing Date and maintained by the Company or any of its Subsidiaries, as applicable (the “Existing D&O Insurance Policies”), or provide substitute policies (with insurance carriers having an A.M. Best financial strength rating of least an “A”) for the Company and the D&O Indemnified Parties who are currently covered by such Existing D&O Insurance Policies, in either case, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby and (ii) Parent shall not permit the Surviving Corporation or its other Subsidiaries to take any action that would prejudice the rights of, or otherwise impede recovery by, the beneficiaries of any such insurance, whether in respect of claims arising before or after the Effective Time. Prior to the Effective Time, the Company will purchase prepaid, non-cancellable six year “tail” directors’ and officers’ liability insurance, employment practices liability insurance and fiduciary liability insurance (“Tail Coverage”), effective as of the Effective Time, with limits and on terms and conditions no less advantageous to the D&O Indemnified Parties than the Existing D&O Insurance Policies, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Effective Time, including the transactions contemplated hereby (provided, that Parent shall not be required to expend for such “tail” insurance an aggregate premium in excess of 300% of the aggregate annual premium paid for the Existing D&O Insurance Policies (the “Maximum Amount”); provided, further that if such insurance is not available or the annual premium for such insurance exceeds the Maximum Amount, then Parent shall obtain the best coverage available for a cost not exceeding the Maximum Amount), and Parent shall cause the Surviving Corporation (or its applicable Subsidiaries) to maintain such Tail Coverage in full force and effect, without any modification, and continue to honor the obligations thereunder, in which event Parent shall cease to have any obligations under the first sentence of this Section 6.6(c).

(d)         In the event that Parent, the Surviving Corporation, any of the Company’s Subsidiaries or any of their successors or assigns shall (i) consolidate with or merge or amalgamate into any other Person and shall not be the continuing or surviving company or entity of such consolidation, merger or amalgamation or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that the successor and assign of Parent, the Surviving Corporation, any such Subsidiary or all or substantially all of its or their properties and assets, as the case may be, assumes the obligations set forth in this Section 6.6.

(e)         The D&O Indemnified Parties are third-party beneficiaries of this Section 6.6. The provisions of this Section 6.6 shall survive the Merger and are intended to be for the benefit of, and enforceable by, each D&O Indemnified Party and his or her successors, heirs or Representatives. Parent and the Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.6. The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other applicable rights such D&O Indemnified Party may have under the respective organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, applicable Law or otherwise.

(f)          Notwithstanding anything herein to the contrary, if any claim (whether arising before, at or after the Closing) is made against any of the D&O Indemnified Parties on or prior to the sixth anniversary of the Closing Date, the provisions of this Section 6.6 shall continue in effect until the final disposition of such claim.

Section 6.7        Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, and (b) any Action commenced against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relates to this Agreement, the Merger or the transactions contemplated hereby.

Section 6.8         Public Announcements. Except as otherwise contemplated by Section 6.5 or in connection with any dispute among the parties regarding this Agreement, the Company, Parent and Acquisition Sub shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the transactions contemplated hereby, and none of the parties or their respective Affiliates shall issue any such press release or make any public statement prior to obtaining the other parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed), except that no such consent shall be necessary to the extent disclosure may be required by Law, Order or applicable stock exchange rule or any listing agreement of any party hereto or is consistent with prior communications previously consented to by the other parties. In addition, the Company may, without Parent or Acquisition Sub’s consent, make public announcements, statements or other disclosures, including communications to employees, customers, suppliers and consultants and in response to questions by the press, analysts, investors or those participating in investor calls or industry conferences, that consist of information previously disclosed in previous public announcements, statements or other disclosures made by the Company or Parent in compliance with this Section 6.8 or that are consistent with any communications plan previously agreed to by Parent and the Company.

Section 6.9          Employee Benefits.

(a)        Employees of the Company or its Subsidiaries immediately prior to the Effective Time who remain employees of Parent, the Surviving Corporation or any of their Affiliates following the Effective Time are hereinafter referred to as the “Continuing Employees.” For the period commencing at the Effective Time and ending one year after the Effective Time (such period, the “Continuation Period”), Parent shall, or shall cause the Surviving Corporation or any of their respective Affiliates to, provide for each Continuing Employee, for so long as they remain employed with Parent, the Surviving Corporation or any of their Affiliates (i) at least the same base salary and wage rate provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially similar in the aggregate to the employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

(b)        For purposes of determining eligibility to participate, vesting and, solely for purposes of any severance or vacation plans or policies, level of benefits (and in each case excluding credit for benefit accruals and entitlement to benefits), where length of service is relevant under any benefit or compensation plan or arrangement of Parent, the Surviving Corporation or any of their respective Affiliates after the Effective Time (collectively, the “New Plans”), the Continuing Employees shall receive credit for service with the Company and its Subsidiaries (and any respective predecessors) to the same extent such service credit was granted under the corresponding benefit plan or arrangement of the Company or any of its Subsidiaries but excluding for purposes of any defined benefit pension plan, nonqualified deferred compensation plan, or any equity incentive awards granted by Parent, the Surviving Corporation or any of their respective Affiliates, in each case except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) the Parent shall use commercially reasonable efforts to ensure that each Continuing Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under a Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time (collectively, the “Old Plans”) and (B) such Continuing Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, Parent shall use commercially reasonable efforts to cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Continuing Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Continuing Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Continuing Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)         At the written request of the Parent provided no later than five days prior to the Effective Time, the Company shall, at least one Business Day prior to the Effective Time, cease contributions to, and adopt written resolutions (or take other necessary and appropriate action) to terminate, the Charah, LLC 401(k) Safe Harbor Plan (the “Company 401(k) Plan”) and to one hundred percent (100%) vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the Business Day preceding the Effective Time; provided, however, that such Company 401(k) Plan cessation of contributions, vesting and termination may be made contingent upon the Closing.

(d)        On and after the date hereof, any material broad-based written employee notices or communication materials (including any website posting) to be provided or communicated by the Company with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement shall be subject to the prior prompt review within two (2) Business Days and comment of Parent, and the Company shall consider in good faith revising such notice or communication to reflect any comments or advice that Parent timely provides.

(e)          Notwithstanding anything in this Section 6.9 to the contrary, nothing in this Agreement, whether express or implied, shall (i) be treated as the establishment, amendment or other modification of any Company Benefit Plan, New Plan or any other employee benefit plans of the Company or Parent or their respective Subsidiaries or Affiliates, or as a guarantee of employment for any employee of the Company or any of its Subsidiaries, (ii) prevent Parent or its Affiliates from terminating or amending any Company Benefit Plan or New Plan in accordance with its terms, or (iii) create any rights (including any third-party beneficiary rights) in any director, officer, employee or individual Person, including any present or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries (including any beneficiary or dependent of such individual) other than between the parties.

Section 6.10      Conduct of Business by Parent Pending the Merger. Parent and Acquisition Sub covenant and agree with the Company that between the date hereof and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, Parent and Acquisition Sub:

(a)          shall not, and shall cause each of its Affiliates not to, directly or indirectly, take any action (including any action with respect to a third party) that would reasonably be expected to, individually or in the aggregate, prevent, materially delay or impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement, including the Merger, or their respective ability to satisfy their obligations hereunder.

(b)         shall not amend or otherwise change any of the organizational documents of Acquisition Sub, except as may be agreed in writing by the Company and except for any amendments or changes as would not reasonably be expected to prevent, delay or impair the ability of Parent and Acquisition Sub to consummate the transactions contemplated by this Agreement, including the Merger; and

(c)        subject to the other terms and conditions of this Agreement, shall take all actions necessary to consummate the transactions contemplated by this Agreement, including the Merger, including taking such actions as are required pursuant to Section 6.11 such that, as of the Closing, Parent and Acquisition Sub will satisfy all of the conditions contained in the Equity Commitment Letter necessary to secure the Equity Financing.

Section 6.11      Financing. Each of Parent and Acquisition Sub shall, and shall cause its Subsidiaries and each of their Representatives and Affiliates to, use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done in a timely manner, all things necessary, proper or advisable to consummate the Equity Financing, on the terms and subject only to the conditions set forth in the Equity Commitment Letters, including using (and causing its Affiliates to use) their respective reasonable best efforts to: (i) comply with and maintain in full force and effect the Equity Commitment Letters in accordance with the terms and subject to the conditions thereof, (ii) negotiate, enter into and deliver (and cause its Affiliates to negotiate, enter into and deliver) definitive agreements with respect to the Equity Financing on the terms and conditions set forth in the Equity Commitment Letters, which agreements shall be in effect as promptly as practicable after the date hereof, but in no event later than the Closing.

Section 6.12        Acquisition Sub; Parent Affiliates. Parent shall take all actions necessary to (a) cause Acquisition Sub and any other applicable Affiliates of Parent to perform their respective obligations under this Agreement and (b) ensure that, prior to the Effective Time, Acquisition Sub shall not conduct any business, or incur or guarantee any indebtedness or make any investments, other than as specifically contemplated by this Agreement. Any Consent or waiver by Parent under this Agreement shall be deemed to also be a Consent or waiver by Acquisition Sub.

Section 6.13        No Control of the Company’s Business. Nothing contained in this Agreement is intended to give Parent, Acquisition Sub or any of their respective Affiliates, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

Section 6.14        Rule 16b-3 Matters. Prior to the Effective Time, the Company shall be permitted to take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company (including any Person who is deemed to be a “director by deputization” under applicable securities Laws) who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.15       Deregistration. Parent shall cause the Company’s securities to be deregistered under the Exchange Act as soon as practicable following the Effective Time; provided that such deregistration and termination shall not be effective until after the Effective Time.

Section 6.16         Takeover Statutes. In connection with and without limiting the foregoing, the Company and Parent shall (i) take all reasonable action necessary to ensure that no “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law is or becomes applicable to this Agreement or any of the transactions contemplated hereby and (ii) if any “fair price,” “business combination,” “control share acquisition” or other state takeover statute or similar Law becomes applicable to this Agreement or any of the transactions contemplated hereby, take all reasonable action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms required by, or provided for, in this Agreement and otherwise to minimize the effect of such Law on the Merger and the other transactions contemplated by this Agreement.

Section 6.17      Preferred Stock Redemption. Parent, with the consent of  the Company, which is hereby irrevocably granted, shall deliver a conditional notice of redemption by Parent to each holder of (i) shares of Series A Preferred Stock in accordance with Section 8(c) of the Certificate of Designations of Series A Preferred Stock (the “Series A Redemption Notice”) and (ii) shares of Series B Preferred Stock in accordance with Section 7(c) of the Certificate of Designations of Series B Preferred Stock (the “Series B Redemption Notice” and, together with the Series A Redemption Notice, the “Redemption Notices”), in each case not less than 15 days and not more than 60 days before the Closing Date to the holders of record (as of 5:00 pm New York City time on the Business Day preceding the date on which the notice is given) of any Series A Preferred Stock or Series B Preferred Stock, as applicable, to be redeemed. Each Redemption Notice shall include: (a) the date of the redemption set as the Closing Date, (b) that all of the Series A Preferred Stock or Series B Preferred Stock, as applicable, are to be purchased and redeemed, (c) the redemption price, calculated, with respect to the Series A Preferred Stock, in accordance with Section 8(b) of the Certificate of Designations of Series A Preferred Stock and, with respect to the Series B Preferred Stock, in accordance with Section 7(b) of the Certificate of Designations of Series B Preferred Stock, and (d) the place where the Series A Preferred Stock or the Series B Preferred Stock, as applicable, are to be purchased and redeemed and shall be presented and surrendered for payment therefor. Parent shall provide a copy of the Redemption Notices to the Company for the Company’s review and comment at least three Business Days prior to delivering such Redemption Notices to holders of Series A Preferred Stock or Series B Preferred Stock, as applicable, which comments will be considered in good faith by Parent. Parent covenants and agrees to purchase and redeem each share of Series A Preferred Stock and Series B Preferred Stock for the Series A Redemption Price and the Series B Redemption Price, respectively, at the Effective Time.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.1   Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement, including the Merger, are subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company, Parent and Acquisition Sub at or prior to the Effective Time of the following conditions:

(a)          the Requisite Stockholder Approval shall have been obtained;

(b)          consent from the FCC shall have been obtained under section 310 of the Communications Act of 1934;

(c)        no Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, Order or other legal restraint or prohibition which is then in effect and has the effect of restraining, enjoining, rendering illegal or otherwise prohibiting consummation of the Merger;

(d)       the Consent described on Schedule 7.1(d) of the Company Disclosure Letter shall have been obtained by the Company or otherwise satisfied.

Section 7.2          Conditions to Obligations of Parent and Acquisition Sub to Effect the Merger. The obligations of Parent and Acquisition Sub to effect the Merger are, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by Parent at or prior to the Effective Time of the following conditions:

(a)         each of the representations and warranties of the Company contained in Section 4.1, Section 4.3, Section 4.4(a)(i), and Section 4.19 shall be true and correct in all respects as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall have been true and correct as of such specific date only);

(b)          each of the representations and warranties of the Company contained in Section 4.2 shall be true and correct in all respects as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall have been true and correct as of such specific date only) and except, in each case, for any inaccuracies that are de minimis in the aggregate;

(c)         each of the representations and warranties of the Company contained in this Agreement not otherwise contemplated in Section 7.2(a) or Section 7.2(b), shall be true and correct as of the Closing Date as though made on such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and in the case of this Section 7.2(c), interpreted without giving effect to any materiality or “Company Material Adverse Effect” qualifications therein, except for failures of such representations and warranties to be true and correct, in the aggregate, has not had, or would not reasonably be expected to have a Company Material Adverse Effect;

(d)       from the date of this Agreement until the Closing Date, no Company Material Adverse Effect shall have occurred and be continuing;

(e)          the Company shall have performed or complied in all material respects with its obligations required under this Agreement to be performed or complied with on or prior to the Closing Date;

(f)         the Company shall have delivered a certificate to Parent, dated as of the Closing Date and duly executed by a senior executive officer (or similar authorized person) of the Company, certifying to the effect that the conditions set forth in Sections 7.2(a), (b), (c), (d) and (e) have been satisfied; and

(g)         the Company shall have delivered to Parent (i) a statement issued by the Company in form and substance prescribed by Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) certifying that no interest in the Company is a “United States real property interest” (as defined in Code Section 897(c)) and (ii) the notice to the IRS as prescribed by Treasury Regulations Section 1.897-2(h)(2), in each case of clauses (i) and (ii), dated as of the Closing Date and duly executed by an appropriate officer of the Company.

Section 7.3   Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is, in addition to the conditions set forth in Section 7.1, further subject to the satisfaction or (to the extent not prohibited by Law) waiver by the Company at or prior to the Effective Time of the following conditions:

(a)          each of the representations and warranties of Parent and Acquisition Sub contained in Section 5.1, Section 5.2, Section 5.6 and Section 5.8 shall be true and correct in all respect as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only);

(b)   each of the representations and warranties of Parent and Acquisition Sub contained in this Agreement not otherwise contemplated in Section 7.3(a) shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties are expressly made as of a specific date, in which case such representations and warranties shall be so true and correct as of such specific date only), and in the case of this Section 7.3(b), except for failures of such representations and warranties to be true and correct, in the aggregate, as has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect;

(c)         Parent and Acquisition Sub shall have performed or complied in all material respects with their respective obligations required under this Agreement to be performed or complied with on or prior to the Closing Date; and

(d)         Parent shall have delivered a certificate to the Company, dated as of the Closing Date and duly executed by a senior executive officer of Parent, certifying to the effect that the conditions set forth in Sections 7.3(a), (b) and (c) have been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1          Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after the Requisite Stockholder Approval is obtained (except as otherwise expressly noted), as follows:

(a)          by mutual written consent of each of Parent and the Company; or

(b)          by either Parent or the Company, if:

(i)        the Merger shall not have been consummated on or before 5:00 p.m. (New York time) on October 16, 2023 (the “Termination Date”), by either party by written notice to the other party; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform or comply with any of its obligations under this Agreement has been the principal cause of or resulted in the failure of the Closing to have occurred on or before such date;

(ii)      prior to the Effective Time, any Governmental Authority of a competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order or other legal restraint or prohibition or taken any other action permanently restraining, enjoining, rendering illegal or otherwise prohibiting the transactions contemplated by this Agreement, and such Law or Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with its obligations pursuant to Section 6.3; provided, further, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such Law or Order or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Acquisition Sub, to perform any of its obligations under this Agreement;

(iii)        the Requisite Stockholder Approval shall not have been obtained at the Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which this Agreement and the transactions contemplated hereby have been voted upon; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to a party seeking to terminate this Agreement if such party is then in material breach of its obligations under this Agreement; or

(c)          by the Company, if:

(i)          Parent or Acquisition Sub shall have breached or failed to perform any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.3(a), Section 7.3(b), or Section 7.3(c) and (B) is not capable of being cured, or is not cured, by Parent or Acquisition Sub on or before the earlier of (x) the Termination Date and (y) the date that is 30 calendar days following the Company’s delivery of written notice to Parent or Acquisition Sub, as applicable, of such breach; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)          prior to receipt of the Requisite Stockholder Approval, the board of directors of the Company shall have authorized the Company to enter into a definitive agreement with respect to a Superior Proposal so long as the Company shall have complied with Section 6.5 (other than any de minimis breach); provided that, substantially concurrently with such termination, the Company enters into such definitive agreement and pays (or causes to be paid) at the direction of Parent the Termination Fee as specified in Section 8.3(a)(ii); or

(iii)        (A) all the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions (x) the failure of which to be satisfied is attributable primarily to a breach by Parent or Acquisition Sub of its representations, warranties, covenants or agreements hereunder and (y) that by their terms are to be satisfied by actions taken at the Closing, so long as such conditions in this clause (y) are at the time of termination capable of being satisfied as if such time were the Closing), (B) Parent and Acquisition Sub shall have failed to consummate the Merger by the time the Closing was required by Section 2.2 and (C) the Company has notified Parent in writing that all of the conditions set forth in Article VII have been satisfied or, with respect to the conditions set forth in Section 7.3, irrevocably waived (or would be satisfied or waived if the Closing were to occur on the date of such notice) and it stands ready, willing and able to consummate the Merger at such time; or

(d)          by Parent, if:

(i)       the Company shall have breached or failed to perform any of its representations, warranties, covenants or other agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of any condition set forth in Section 7.2(a), Section 7.2(b), Section 7.2(c) or Section 7.2(d), and (B) is not capable of being cured, or is not cured, by the Company on or before the earlier of (x) the Termination Date and (y) the date that is 30 calendar days following Parent’s delivery of written notice to the Company of such breach; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if Parent or Acquisition Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder;

(ii)         the board of directors of the Company or a committee thereof shall have made an Adverse Recommendation Change, whether or not permitted hereby; provided that Parent’s right to terminate this Agreement pursuant to this Section 8.1(d)(ii) shall expire upon the Requisite Stockholder Approval having been obtained; or

(iii)       the Company or any of its Representatives breaches (other than any de minimis breach) any covenant contained in Section 6.2 or Section 6.5.

Notwithstanding anything to the contrary in this Agreement, if Parent notifies the Company that it has purported to terminate this Agreement for any reason, then the obligations of the Company and its Subsidiaries pursuant to Section 6.1(a), (b), (c), (e), (h), (i), (m), (p), (q) and (s) will immediately cease.

Section 8.2          Effect of Termination. In the event that this Agreement is validly terminated and the Merger abandoned pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and of no effect without liability on the part of any party hereto (or any stockholder, director, officer, employee, agent, consultant or Representatives of any party hereto), and all rights and obligations of any party hereto shall cease; provided, however, that, except as otherwise provided in Section 8.3 or in any other provision of this Agreement, no such termination shall relieve any party hereto of any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of Expenses or out-of-pocket costs, and, in the case of liabilities or damages payable by Parent and Acquisition Sub, would include the benefits of the transactions contemplated by this Agreement lost by the Company’s stockholders, taking into consideration all relevant matters, including lost stockholder premium, other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party, resulting from any knowing and intentional breach of this Agreement prior to such termination, in which case, except as otherwise provided in Section 8.3, the aggrieved party shall be entitled to all remedies available at law or in equity; provided, further, that the Confidentiality Agreement, the Guarantees, the expense reimbursement and indemnification obligations contained in Section 6.11 and the provisions of this Section 8.2, Section 8.3 and Article IX shall survive any termination of this Agreement pursuant to Section 8.1 in accordance with their respective terms.

Section 8.3           Termination Fees.

(a)          In the event that:

(i)         (A) a Third Party shall have made to the Company or directly to the Company’s stockholders a Competing Proposal after the date of this Agreement, (B) this Agreement is subsequently terminated by the Company or Parent pursuant to Section 8.1(b)(iii) and at the time of the Stockholders’ Meeting a Competing Proposal has been publicly announced after the date of this Agreement and has not been withdrawn, and (C) within nine (9) months of such termination of this Agreement, the Company consummates a transaction involving a Competing Proposal or enters into a definitive agreement providing for the consummation of a Competing Proposal and such Competing Proposal is subsequently consummated; provided, however, that for purposes of this Section 8.3(a), the references to “20%” in the definition of Competing Proposal shall be deemed to be references to “50%”;

(ii)          this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii)         this Agreement is terminated by Parent pursuant to Section 8.1(d)(ii);

then the Company shall, (x) in the case of clause (i) above, no later than two Business Days following the date of the announcement of such transaction involving a Competing Proposal, (y) in the case of clause (ii) above, prior to or substantially concurrently with such termination, and (z) in the case of clause (iii) and (iv) above, no later than two Business Days after the date of such termination, pay, or cause to be paid, by wire transfer of immediately available funds, at the direction of Parent, the Termination Fee (it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion).

(b)         Notwithstanding anything to the contrary set forth in this Agreement, but subject to Section 9.12, Parent’s receipt in full of the Termination Fee pursuant to Section 8.3(a), in circumstances where the Termination Fee is owed pursuant to Section 8.3(a)(i), Section 8.3(a)(ii) or Section 8.3(a)(iii), shall constitute the sole and exclusive monetary remedy of Parent and Acquisition Sub against the Company and its Subsidiaries and any of their respective direct or indirect, former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents, Affiliates or assignees of any of the foregoing (collectively, the “Company Related Parties”) for all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated, including the Merger, or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement (except that the Company shall also be obligated with respect to Section 8.3(c), as applicable).

(c)        Each of the parties acknowledges that (i) the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, (ii)  the Termination Fee is not a penalty, but, except as set forth in Section 8.3(b), is liquidated damages, in a reasonable amount that will compensate Parent in the circumstances in which such fee is payable, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, including the Merger, which amount would otherwise be impossible to calculate with precision and (iii) without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay any amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the payment of any amount set forth in this Section 8.3, the Company shall pay Parent its costs and expenses in connection with such suit (including reasonable attorneys’ fees and expenses), together with interest on such amount at the annual rate of 2% plus the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law.

ARTICLE IX
GENERAL PROVISIONS

Section 9.1           Non-Survival of Representations, Warranties and Agreements. The representations, warranties, covenants and agreements in this Agreement and any instrument delivered pursuant hereto by any Person shall terminate at the Effective Time or, except as provided in Section 8.2, upon the termination of this Agreement pursuant to Section 8.1, as the case may be, except that this Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance, in whole or in part, after the Effective Time or after termination of this Agreement, including those contained in Section 6.6 and Section 6.9.

Section 9.2          Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) (a) on the date of delivery if delivered by hand delivery or sent by electronic mail or (b) on the first Business Day following the date of dispatch if sent by a nationally recognized overnight courier (providing written proof of delivery), in each case to the parties at the following addresses:

if to Parent or Acquisition Sub:

SER Capital Partners
3 Twin Dolphin Drive, Suite 260
Redwood City, California 94065
Phone: (212) 482-2118
Email: sgraziano@sercapitalpartners.com
Attention: Sara Graziano

with a copy (which shall not constitute notice) to:
Jones Day
901 Lakeside Ave E.
Cleveland, OH 44114
Phone: 216.586.7409
Email: blstulberg@jonesday.com
Attention: Benjamin Stulberg

Jones Day
717 Texas
Suite 3300
Houston, Texas 77002
Phone: 832.239.3728
Email: jaschlegel@jonesday.com
Attention: Jeff Schlegel

if to the Company:

Charah Solutions, Inc.
12601 Plantside Drive
Louisville, KY 40299
Phone: 502-245-1353
Email: jbatarseh@charah.com
Attention: Jonathan Batarseh

with a copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Email:              blennon@willkie.com
jsommerkamp@willkie.com
Attention:         Brian Lennon
Justin Sommerkamp

or to such other address or electronic mail address for a party as shall be specified in a notice given in accordance with this Section 9.2.

Section 9.3       Severability. If any term, provision, covenant or restriction of this Agreement or the application thereof to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, insofar as the foregoing can be accomplished without materially affecting the economic benefits anticipated by the parties to this Agreement. Upon such determination that any term or other provision is invalid, void, illegal, unenforceable or against regulatory policy, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement, including the Merger, be consummated as originally contemplated to the fullest extent possible. Notwithstanding the foregoing, the parties intend that the remedies and limitations thereon contained in Section 8.3(b) be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Equity Commitment Letters or the Guarantees.

Section 9.4        Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 9.4 shall be null and void.

Section 9.5       Entire Agreement. This Agreement (including the exhibits, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Guarantees, the Equity Commitment Letters, the Company Disclosure Letter and the Parent Disclosure Letter, the entire agreement among the parties and supersedes any and all other prior agreements and understandings, both written and oral and express and implied, among the parties, or any of them, with respect to the subject matter hereof.

Section 9.6          No Third-Party Beneficiaries. This Agreement is not intended to and shall not confer upon any Person other than the parties any rights or remedies hereunder; provided, however, that it is specifically intended that (a) the D&O Indemnified Parties (with respect to Section 6.6 from and after the Effective Time) and (b) the Company Related Parties (with respect to Section 8.3) are express third-party beneficiaries of this Agreement.

Section 9.7         Amendment. This Agreement may be amended, modified or supplemented by mutual, written agreement of the Company and Parent at any time before or after receipt of the Requisite Stockholder Approval; provided, however, that after the Requisite Stockholder Approval has been obtained, there shall not be any amendment that by Law or in accordance with the rules of any stock exchange requires further approval by the stockholders of the Company without such further approval of such stockholders. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties.

Section 9.8          Extension; Waiver. At any time prior to the Effective Time, subject to applicable Law, any party hereto may (a) extend the time for the performance for its benefit of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties made to it by another party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition for its benefit contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Acquisition Sub in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right, power or privilege hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The rights and remedies provided herein shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 9.9        Expenses; Transfer Taxes. Except as expressly set forth herein (including the following sentence), all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement, including the Merger, shall be paid by the party incurring such Expenses, whether or not such transactions are consummated. Parent shall timely and duly pay, or cause to be timely and duly paid, all (a) transfer, stamp and documentary Taxes or fees and (b) sales, use, gains, real property transfer and other similar Taxes or fees arising out of or in connection with entering into and carrying out this Agreement.

Section 9.10         Governing Law.

(a)         This Agreement and all Actions (whether based on contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the actions of Parent, Acquisition Sub or the Company in the negotiation, administration, execution, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without regard to any choice or conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.11        Failure of Delay Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 9.12         Specific Performance.

(a)        The parties acknowledge and agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform the provisions of this Agreement (including failing to take such actions as are required of it hereunder to consummate the transactions contemplated by this Agreement, including the Merger) in accordance with its specified terms or otherwise breach such provisions. Accordingly, subject to Section 9.12(b), the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the right of a party hereto to cause the other parties to consummate the transactions contemplated by this Agreement, including the Merger), in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at Law or that any award of specific performance is not an appropriate remedy for any reason at Law or in equity. Any party seeking an injunction or any other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to show proof of actual damages or provide any bond or other security in connection with any such Order.

(b)          Notwithstanding anything in this Agreement to the contrary and without limiting any right of the Company to enforce any other obligations of Parent or Acquisition Sub set forth herein, it is explicitly agreed that the Company shall be entitled to obtain an injunction, or other appropriate form of specific performance or equitable relief, to cause Parent and Acquisition Sub to cause, or for the Company to directly cause, in accordance with its third party beneficiary rights under the Equity Commitment Letters, the Equity Financing to be funded on the terms and subject to the conditions set forth in the Equity Commitment Letters and this Agreement and cause the Closing to occur if, and only if, each of the following conditions has been satisfied: (i) all conditions in Section 7.1 and Section 7.2 (other than those conditions that by their terms are to be satisfied by actions taken at the Closing, each of which shall be capable of being satisfied at the Closing) have been satisfied or waived at the time when the Closing would have otherwise occurred pursuant to Section 2.2 but for the failure of the Equity Financing to be funded and (ii) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing is funded, then the Company will take such actions that are within its control to effect the Closing.

(c)        To the extent any party hereto brings an Action to specifically enforce the performance of the terms and provisions of this Agreement (other than an Action to enforce specifically any provision that expressly survives the termination of this Agreement), the Termination Date shall automatically be extended to (i) the 20th Business Day following the resolution of such Action or (ii) such other time period established by the court presiding over such Action.

Section 9.13         Consent to Jurisdiction.

(a)         Each of the parties hereby unconditionally and irrevocably (i) submits to the personal jurisdiction of the Court of Chancery of the State of Delaware and any Delaware state appellate courts therefrom for any Action arising out of or relating to this Agreement or the transactions contemplated hereby (unless the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, in which case such matter shall be brought before any state or federal court located in the State of Delaware), (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any court other than court set forth in clause (i), (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or the transactions contemplated hereby in the courts set forth in clause (i), (v) waives and agrees not to plead or claim that any Action arising out of or relating to this Agreement or the transactions contemplated hereby brought in the courts set forth in clause (i) has been brought in an inconvenient forum and (vi) agrees that each of the other parties shall have the right to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby for enforcement of a judgment entered by courts set forth in clause (i). Each of Parent, Acquisition Sub and the Company agrees that a final judgment in any Action arising out of or relating to this Agreement or the transactions contemplated hereby shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(b)       Each party irrevocably consents to the service of any process, summons, notice or document by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2 as effective service in any Action arising out of or in connection with this Agreement or the transactions contemplated hereby.

Section 9.14        Counterparts. This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 9.15       WAIVER OF JURY TRIAL. EACH OF PARENT, ACQUISITION SUB AND THE COMPANY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER, ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE ACTIONS OF PARENT, ACQUISITION SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF (INCLUDING THE FINANCING). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.15.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, Parent, Acquisition Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PARENT:

ACQUISITION PARENT 0423 INC.

By:
Name:
Title:

ACQUISITION SUB:

ACQUISITION SUB APRIL 2023 INC.

By:
Name:
Title:

THE COMPANY:

CHARAH SOLUTIONS, INC.

By:
Name:
Title:

[Signature Page to Agreement and Plan of Merger]

Appendix I

As used in this Agreement, the following terms shall have the following meanings:

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.5(c).

“Acquisition Sub” shall have the meaning set forth in the Preamble.

“Action” shall mean any claim, action, suit, proceeding, arbitration, mediation or investigation by or before any Governmental Authority.

“Adverse Recommendation Change” shall have the meaning set forth in Section 6.5(d).

“Affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

“Aggregate Merger Consideration” shall mean the sum of (i) the product of (a) the number of shares of Company Common Stock issued and outstanding (other than those shares cancelled pursuant to Section 3.1(a)) immediately prior to the Effective Time multiplied by (b) the Merger Consideration, (ii) the product of (a) the number of shares of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) the Series A Redemption Price and (iii) the product of (a) the number of shares of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time multiplied by (b) the Series B Redemption Price.

“Agreement” shall have the meaning set forth in the Preamble.

“Anti-Bribery Laws” shall have the meaning set forth in Section 4.5(c).

 “Blue Sky Laws” shall mean state securities or “blue sky” laws.

“Book-Entry Evidence” shall have the meaning set forth in Section 3.1(b).

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which all banking institutions in New York, New York or Governmental Authorities in the State of Delaware are authorized or obligated by Law or executive order to close.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act) and any legislative or regulatory guidance issued pursuant thereto.

“Certificate of Merger” shall have the meaning set forth in Section 2.3(a).

“Certificates” shall have the meaning set forth in Section 3.1(b).

“Closing” shall have the meaning set forth in Section 2.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Per Share Merger Consideration” shall have the meaning set forth in Section 3.1(b).

“Company” shall have the meaning set forth in the Preamble.

“Company Benefit Plan” shall mean (a) each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), and (b) each other employment agreement, bonus, stock option, stock purchase or other equity-based, incentive compensation, profit sharing, savings, retirement, pension, disability, incentive, deferred compensation, severance, separation, termination, retention, change of control, welfare or other employee benefit plans, programs or agreements, and any trust, escrow of similar agreement related thereto, in each case, (i) which is maintained or contributed to by the Company, its Subsidiaries of any member of the Controlled Group for the benefit of any current or former director, officer, shareholder, consultant, independent contractor or employee of the Company or its Subsidiaries or (ii) with respect to which the Company or any of its Subsidiaries is a party or has or could reasonably be expected to have any liability (but not including any Multiemployer Plan).

“Company Bylaws” shall have the meaning set forth in Section 4.1.

“Company Certificates of Designations” shall have the meaning set forth in Section 4.1.

“Company Charter” shall have the meaning set forth in Section 4.1.

“Company Common Stock” shall have the meaning set forth in Section 3.1(a).

“Company Debt” shall have the meaning set forth in Section 6.12.

“Company Disclosure Letter” shall mean the disclosure letter delivered by the Company to Parent simultaneously with the execution of this Agreement.

“Company Equity Awards” shall mean, collectively, (a) Company RSUs and (b) Company PSUs.

“Company Equity Plan” shall mean the Charah Solutions, Inc. 2018 Omnibus Incentive Plan, as amended.

 “Company Intellectual Property Rights” shall have the meaning set forth in Section 4.14(a).

“Company IT Assets” means the computer systems, software and software platforms, hardware, electronic data processing and telecommunications networks, databases, websites, servers, routers, hubs, switches, circuits, networks, data communications lines and all other information technology infrastructure and equipment, including any outsourced systems and processes, in each case, that are owned or used by the Company or any of its Subsidiaries in connection with the operation of the business of the Company and its Subsidiaries.

“Company Material Adverse Effect” shall mean any change, event, effect or circumstance (“Effect”) which, individually or in the aggregate has or would reasonably be expected to, (x) prevent, materially delay, materially impair or have a material adverse effect on the ability of the Company to consummate the Merger and the other transactions contemplated hereby or (y) have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole; excluding for purposes of clause (y), any Effect to the extent  relating to or resulting from: (a) general changes, events, effects or circumstances generally affecting any of the industries or markets in which the Company or its Subsidiaries operate; (b) any change in any Law or GAAP (or changes in interpretations of any Law or GAAP); (c) general economic, regulatory, legal or political conditions (or changes therein) or conditions (or changes therein or disruptions thereof) in the U.S. or global financial, credit, banking, securities, debt or other capital markets (including changes in interest or currency exchange rates, credit availability, price levels or trading volumes in the United States or foreign securities markets); (d) any acts of God, natural disasters, force majeure events, terrorism, sabotage, armed hostilities, declared or undeclared acts of war, epidemics, pandemics or disease outbreaks (including, for the avoidance of doubt, COVID-19, any COVID Measures or effects thereof), or any escalation or worsening of any of the foregoing; (e) the negotiation, execution, announcement, consummation or existence of this Agreement or the transactions contemplated hereby, including the Merger; (f) any action taken pursuant to, or required by, the terms of this Agreement, including any actions required under the Agreement to obtain any approvals, consents, registrations, permits, authorizations or other confirmations under applicable Law, or with the consent or at the direction of Parent or Acquisition Sub (or any action not taken as a result of the failure of Parent to consent to any action requiring Parent’s consent); (g) any changes in the market price or trading volume of the Company Common Stock; (h) any failure by the Company or its Subsidiaries to meet internal, analysts’ or other earnings estimates or financial projections, estimates, predictions or forecasts for any period in respect of revenues, earnings or other financial or operating metrics, or other financial performance or results of operations for any period, any changes in credit ratings and any changes in any analysts’ recommendations or ratings with respect to the Company or any of its Subsidiaries (provided, that the facts or occurrences giving rise to or contributing to such changes or failure that are not otherwise excluded from the definition of “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect, unless such facts or occurrences would otherwise be excepted by this definition); or (i) any Effect arising out of or resulting from any litigation or claim threatened or initiated by stockholders of the Company against the Company, any of its Subsidiaries or any of their respective officers or directors, in each case, arising out of or relating to the execution of this Agreement or the transactions contemplated hereby or any strategic alternatives considered by the Company; provided that none of the foregoing clauses (a) through (d) shall exclude any Effect to the extent such Effect materially disproportionately impact the Company and its Subsidiaries, taken as a whole, relative to other participants in the industries or markets in which the Company operates.

“Company Material Contract” shall have the meaning set forth in Section 4.16(a).

“Company Permits” shall have the meaning set forth in Section 4.5(a).

“Company Preferred Redemption” has the meaning set forth in the Recitals.

“Company Preferred Stock” means each share of Series A Preferred Stock and Series B Preferred Stock.

“Company PSU” shall mean a performance share unit granted pursuant to the Company Equity Plan, in each case, that vests on the basis of time-based service conditions and the achievement of performance targets and pursuant to which the holder has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such performance stock unit.

“Company Recommendation” shall mean the recommendation of the board of directors of the Company that the stockholders of the Company vote in favor of the approval of the Merger.

“Company Related Parties” shall have the meaning set forth in Section 8.3(b).

“Company RSU” shall mean a restricted stock unit granted pursuant to the Company Equity Plan that vests solely on the basis of time-based service conditions and pursuant to which the holder has a right to receive shares of Company Common Stock following the vesting or lapse of restrictions applicable to such restricted stock unit.

“Company SEC Documents” shall have the meaning set forth in Section 4.6(a).

“Company Stock” shall have the meaning set forth in Section 3.1(a).

“Competing Proposal” shall have the meaning set forth in Section 6.5(g)(i).

“Confidentiality Agreement” shall mean the confidentiality agreement, dated May 25, 2022, between SER Capital Partners, LLC and the Company, as amended from time to time.

“Consent” shall have the meaning set forth in Section 4.4(b).

“Continuation Period” shall have the meaning set forth in Section 6.9(a).

“Continuing Employees” shall have the meaning set forth in Section 6.9(a).

“Contract” shall mean any written contract, subcontract, lease, sublease, conditional sales contract, purchase order, sales order, task order, delivery order, license, indenture, note, bond, loan, instrument, understanding, permit, concession, franchise, commitment or other agreement.

“control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or credit arrangement or otherwise.

“Controlled Group” means any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or its Subsidiaries or (b) which together with the Company or its Subsidiaries is treated as a single employer under Section 414(t) of the Code.

“Covered Person” shall mean any independent financial professionals or advisors (whether in-house or through licensed affiliations) that have a relationship with the Company, and any employee, registered representative, independent contractor or agent of the Company or its Subsidiaries.

“COVID-19” shall mean SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID Measures” shall mean any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act and the Families First Coronavirus Response Act.

“D&O Indemnified Parties” shall have the meaning set forth in Section 6.6.

“DGCL” shall have the meaning set forth in the Recitals.

“Dissenting Shares” shall have the meaning set forth in the Section 3.4.

“Effective Time” shall have the meaning set forth in Section 2.3(a).

“Environment” shall mean soil, soil vapor, surface waters, groundwater, drinking water, land, stream sediments, natural resources, surface or subsurface strata and ambient or indoor air.

“Environmental Laws” shall mean all Laws and common laws relating to: human health or safety (as such pertains to exposure to Hazardous Materials); protection of the Environment; or the presence, Release, storage, use, treatment, transportation, handling, generation, manufacture, importation, exportation, sale, distribution, labeling and recycling or cleanup of Hazardous Materials.

“Equity Commitment Letters” shall have the meaning set forth in Section 5.6(a).

“Equity Financing” shall have the meaning set forth in Section 5.6(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Fund” shall have the meaning set forth in Section 3.2(a).

“Existing D&O Insurance Policies” shall have the meaning set forth in Section 6.6(c).

“Existing Debt Agreement” shall mean the senior secured asset-based revolving credit agreement, dated as of November 9, 2021, as amended from time to time, by and among the Company, Charah, LLC, SCB International Holdings, LLC and JPMorgan Chase Bank, N.A., as administrative agent and collateral agent, the other lenders from time to time party thereto and certain subsidiary guarantors named therein.

“Expenses” shall mean all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Proxy Statement, the solicitation of stockholder approvals, any filing with, and obtaining of any necessary action or non-action, Consent or approval from any Governmental Authority, engaging the services of the Paying Agent, any other filings with the SEC and all other matters related to the Closing and the other transactions contemplated by this Agreement.

“FCC” means the Federal Communications Commission, or any successor agency.

“FCC Licenses” means the FCC licenses held by the Company or its Subsidiaries under the call signs WQNZ990, WQSZ942, WQWC788, WRAX918, WRCL746, WRDI708, WPQF789 and WPXU351.

“Funding Obligations” shall have the meaning set forth in Section 5.6(b).

“Funds” shall have the meaning set forth in Section 5.6(b).

“GAAP” shall mean the United States generally accepted accounting principles.

“Governmental Authority” shall mean any United States (federal, state or local) or foreign government, or any governmental, regulatory, judicial or administrative authority, agency or commission.

“Guarantees” shall have the meaning set forth in the Recitals.

“Guarantors” shall have the meaning set forth in Section 5.6(a).

“Hazardous Materials” shall mean all substances defined as hazardous substances, hazardous materials, pollutants, contaminants, toxic substances (or words of similar import) by or regulated as such under, any Environmental Law due to their hazardous or dangerous properties or characteristics.

“Indenture” shall mean the Indenture, dated as of August 25, 2021, between the Company and Wilmington Savings Fund Society, FSB, as Trustee, as supplemented by the First Supplemental Indenture, dated as of August 25, 2021, between the Company and Wilmington Savings Fund Society, FSB, as Trustee.

“Intellectual Property Rights” shall mean any and all intellectual or proprietary rights as they exist in any jurisdiction throughout the world, including the following: (a) all patents, patent applications of any kind and patent rights, (b) trademarks (registered or unregistered), service marks (registered or unregistered), trade names, trade dress, logos, packaging design, slogans, domain name registrations, rights to social media accounts and other indicia of source, origin or quality, together with all goodwill associated with any of the foregoing, and registrations and applications for registration of any of the foregoing, (c) copyrights in both published and unpublished works (registered or unregistered), and registrations and applications for registration of any of the foregoing, (d) trade secrets and other confidential or proprietary information (including customer and supplier lists, customer and supplier records, pricing and cost information) and (e) reports, technology, software development methodologies, technical information, proprietary business information, process technology, plans, drawings, blue prints, know-how, inventions and invention disclosures (whether or not patented or patentable and whether or not reduced to practice), ideas, research in progress, algorithms, data, databases, data collections, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, source code, source code documentation, testing procedures, testing results and business, financial, sales and marketing plans and rights under applicable trade secret Law in the foregoing.

“Intervening Event” shall have the meaning set forth in Section 6.5(g)(iii).

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean the actual knowledge after reasonable inquiry of the following officers and employees of the Company or Parent, as applicable, without the benefit of an independent investigation of any matter: (a) for the Company: each of those individuals set forth on Section C-K of the Company Disclosure Letter; and (b) for Parent: each of those individuals set forth on Section P-K of the Parent Disclosure Letter.

“Law” shall mean any and all domestic (federal, state or local) or foreign laws (including common law), rules, regulations, Orders, judgments or decrees promulgated by any Governmental Authority, including any COVID Measures.

“Leased Real Property” shall have the meaning set forth in Section 4.17(a).

“Letter Agreement” has the meaning set forth in the Recitals.

“Lien” shall mean liens, claims, mortgages, encumbrances, pledges, security interests or charges of any kind.

“Malicious Code” means any (a) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware” or “worm” (as such terms are commonly understood in the software industry); or (b) other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a Company IT Asset on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.

“Maximum Amount” shall have the meaning set forth in Section 6.6(c).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall mean (i) with respect to the Company Common Stock, the Common Per Share Merger Consideration, (ii) with respect to the Series A Preferred Stock, the Series A Redemption Price or (iii) with respect to the Series B Preferred Stock, the Series B Redemption Price, as applicable.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code, which the Company or any member of its Controlled Group currently has, or in the past six years has had, any obligation to contribute to or pursuant to which the Company or any of its Subsidiaries currently has, or in the past six years has had, any current or potential liability.

“New Plans” shall have the meaning set forth in Section 6.9(b).

“Notes” shall mean the 8.50% Senior Notes due 2026 of the Company issued pursuant to the Indenture.

“Notice of Adverse Recommendation” shall have the meaning set forth in Section 6.5(d).

“Notice of Superior Proposal” shall have the meaning set forth in Section 6.5(d).

“Notice Period” shall have the meaning set forth in Section 6.5(d).

“NYSE” shall have the meaning set forth in Section 4.4(b).

“Old Plans” shall have the meaning set forth in Section 6.9(b).

“Order” shall mean any decree, judgment, injunction or other order in any Action by or with any Governmental Authority.

“Owned Real Property” shall have the meaning set forth in Section 4.17(a).

“Parent” shall have the meaning set forth in the Preamble.

“Parent Disclosure Letter” shall mean the disclosure letter delivered by Parent to the Company simultaneously with the execution of this Agreement.

“Parent Material Adverse Effect” shall mean any change, event, effect or circumstance which, individually or in the aggregate has prevented or materially delayed or materially impaired or would reasonably be expected to prevent or materially delay or materially impair, the ability of Parent to consummate the transactions contemplated by this Agreement, including the Merger.

“Parent Organizational Documents” shall mean the certificate of incorporation, bylaws (or equivalent organizational or governing documents) and other organizational or governing documents, agreements or arrangements, each as amended to date, of each of Parent and Acquisition Sub.

“Paying Agent” shall have the meaning set forth in Section 3.2(a).

“Paying Agent Agreement” shall have the meaning set forth in Section 3.2(a).

“Permitted Liens” means (a) any Lien for Taxes, utilities, landlords and other governmental charges not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established therefor in accordance with GAAP; (b) Liens securing indebtedness or liabilities that are reflected in the Company SEC Documents or incurred in the ordinary course of business since the end of the most recent fiscal year or quarter, as applicable, for which a Company SEC Document has been filed by the Company with the SEC and Liens securing indebtedness or liabilities that have otherwise been disclosed to Parent in writing; (c) such Liens or other imperfections of title, if any, that do not individually or in the aggregate have a Company Material Adverse Effect, including (i) easements or claims of easements whether or not shown by the public records, boundary line disputes, overlaps, encroachments and any matters not of record which would be disclosed by an accurate survey or a personal inspection of the affected property, (ii) rights of parties in possession under written leases, (iii) any supplemental Taxes or assessments not shown by the public records and (iv) title to any portion of any Owned Real Property or Leased Real Property lying within the right-of-way or boundary of any public road or private road; (d) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations, permits, licenses, utility easements, rights of way and similar Liens imposed or promulgated by any Governmental Authority; (e) mechanics’, carriers’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, suppliers’, cashiers’ and similar Liens incurred in the ordinary course of business or arising by operation of law or that are not otherwise material; (f) Liens securing acquisition financing with respect to the applicable asset, including refinancings thereof; (g) licenses or other grants of Intellectual Property Rights; (h) covenants, conditions, restrictions, rights-of-way, servitudes, encroachments, permits and oil, gas, mineral and any mining reservations, rights, licenses and leases that do not materially impair the value, occupancy or use of the affected Owned Real Property or Leased Real Property; (i) deposits made in the ordinary course of business to secure payments of worker’s compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, Contracts, public or statutory obligations, and surety, stay, appeal, customs or performance bonds or similar instruments, in each case, arising in the ordinary course of business; (j) Liens resulting from securities Laws; (k) Liens incurred in the ordinary course of business in connection with any purchase money security interests, mortgage debt, equipment leases or similar financing arrangements; (l) Liens arising under a Contract over goods, documents of title to and related documents, in each case in respect of documentary credit transactions entered into with customers in the ordinary course of business; (m) Liens over insurances and their proceeds, in connection with financing premiums thereof in the ordinary course of business; (n) Liens created by (or at the request of) Parent, Acquisition Sub or any of their respective Affiliates; (o) Liens that will be removed prior to or at the Effective Time; and (p) Liens that would not, individually or in the aggregate, reasonably be expected to have Company Material Adverse Effect.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a Governmental Authority.

“Personal Data” shall mean data or information that (a) identifies a particular individual or (b) is defined as “personal data,” “personal information” or “personally identifiable information” or a similar term under applicable Law.

“Privacy Obligations” means, to the extent applicable to the Company or its Subsidiaries, all (a) applicable Law, (b) written policies or terms of use of the Company or its Subsidiaries or (c) contractual requirements or obligations, that in each case pertains to privacy or restrictions or obligations related to the collection or processing of Personal Data (including any security breach notification requirements).

“Proxy Statement” shall have the meaning set forth in Section 4.7.

“Real Property Lease” shall have the meaning set forth in Section 4.17(c).

“Redemption Notices” shall have the meaning set forth in Section 6.18.

“Release” shall mean any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, depositing or dumping of a Hazardous Material on, into or through the Environment.

“Representatives” shall mean, as to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, agents, advisors, consultants, representatives and controlling Persons and any representatives of the foregoing.

“Requisite Stockholder Approval” shall have the meaning set forth in Section 4.19.

“SEC” shall mean the Securities and Exchange Commission.

“Secretary” shall have the meaning set forth in Section 2.3(a).

“Securities Act” shall mean the Securities Act of 1933.

“Series A Redemption Notice” shall have the meaning set forth in Section 6.18.

“Series A Redemption Price” shall mean the “Change of Control Redemption Price” (as such term is defined in the Certificate of Designations of Series A Preferred Stock.

“Series A Preferred Stock” shall mean each share of Series A Preferred Stock, par value $0.01 per share, of the Company.

“Series B Redemption Notice” shall have the meaning set forth in Section 6.18.

“Series B Redemption Price” shall mean the “Change of Control Redemption Price” (as such term is defined in the Certificate of Designations of Series B Preferred Stock.

“Series B Preferred Stock” shall mean each share of Series B Preferred Stock, par value $0.01 per share, of the Company.

“Solvent” shall have the meaning set forth in Section 5.11.

“Stockholders’ Meeting” shall have the meaning set forth in Section 6.2(c).

“Subsidiary” of any Person, shall mean any corporation, partnership, joint venture or other legal entity of which such Person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” shall have the meaning set forth in Section 6.5(g)(ii).

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tail Coverage” shall have the meaning set forth in Section 6.6(c).

“Tax” or “Taxes” shall mean all U.S. federal, state, local, non-U.S. and other net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, social security (or similar), employment, unemployment, disability, excise, registration, severance, stamp, occupation, premium, real property, personal property, escheat, unclaimed property, windfall profits, customs, duties, alternative or add-on minimum, estimated or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto or additional amount imposed by any Governmental Authority, whether disputed or not.

“Tax Returns” shall mean returns, reports, elections, declarations, disclosures, estimates and information statements, including any schedule or attachment thereto or amendment thereof, with respect to Taxes required to be filed with the IRS or any other Governmental Authority, including any claim for refund.

“Termination Date” shall have the meaning set forth in Section 8.1(b)(i).

“Termination Fee” shall mean an amount equal to $3,500,000.

“Third Party” shall mean any Person or group other than Parent, Acquisition Sub and their respective Affiliates.

“Treasury Regulations” shall mean the regulations promulgated under the Code.

“VDR” shall have the meaning set forth in Section 4.25.

Exhibit A

Form of Letter Agreement

(see attached)

Exhibit B

Form of Certificate of Incorporation and Bylaws of Acquisition Sub

(see attached)